Exhibit 2.1

Confidential

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

by and among

BLUE APRON HOLDINGS, INC.

BLUE APRON, LLC,

and

FRESHREALM, INC.

June 9, 2023

TABLE OF CONTENTS

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EXHIBITS AND SCHEDULES

Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Bill of Sale
Exhibit C – Form of Production and Fulfillment Agreement
Exhibit D – Form of Transition Services Agreement
Exhibit E – Form of Retail License Agreement
Exhibit F – Form of Technology License Agreement
Exhibit G – Form of Warrant Agreement
Exhibit H – Registration Rights Statement
Exhibit I – Form of Linden Sublease
Exhibit J – Form of Richmond Sublease
Exhibit K – Seller Note

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”), dated as of June 9, 2023 (the “Effective Date”) by and among Blue Apron, LLC, a Delaware limited liability company (“Blue Apron”), Blue Apron Holdings, Inc., a Delaware corporation (“Blue Apron Holdings”, each of Blue Apron and Blue Apron Holdings are each, individually, a “Seller” and, together, “Sellers”), and FreshRealm, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own certain production and fulfillment assets and contractual obligations, including leasehold improvements, furniture, fixtures and equipment located at Sellers’ manufacturing facilities located at (i) 901 W. Linden Avenue, Linden, New Jersey 07036 (the “Linden Facility”) and (ii) 3151 Regatta Boulevard B60, Richmond, California 94804 (the “Richmond Facility”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as set forth below.

Article 1
DEFINITIONS

1.1            Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP, applied on a basis consistent with the principles, practices, assumptions, adjustments and judgments used in Seller’s historical application thereof.

“Acquisition Agreements” means collectively, this Agreement, the TSA, the Seller Note, the Production and Fulfillment Agreement, the Warrant Agreement, the Registration Rights Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Retail License Agreement, the Technology License Agreement, the Linden Sublease, the Richmond Sublease, and all other conveyance documents related thereto.

“Action” means any claim, action, suit, arbitration, audit, subpoena, inquiry, investigation or proceeding (whether judicial, administrative or otherwise) by or before any Governmental Authority.

“Adjustment Review Period” has the meaning set forth in Section 2.6(b)(ii).

“Affiliate” means, with respect to a Person, any entity that, directly or indirectly, controls, is under the control of, or is under common control with the Person, where control means having, directly or indirectly, more than fifty percent (50%) of the voting stock or other ownership interest, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology Schedule” has the meaning set forth in Section 2.8.

“Assignment and Assumption Agreement” means an instrument of assignment and assumption substantially in the form attached hereto as Exhibit A.

“Assumed Employee Plans” has the meaning set forth in Section 5.5(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Base Purchase Price” means $28,500,000.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit B.

“Blue Apron” has the meaning set forth in the preamble.

“Blue Apron Holdings” has the meaning set forth in the preamble.

“Blue Apron Holdings SEC Documents” means any registration statements, forms, reports and other documents of Blue Apron Holdings filed or furnished by the Sellers with the SEC since January 1, 2023, as such documents have been amended since the time of their filing (including exhibits and all other information incorporated therein).

“Business Benefit Plans” has the meaning set forth in Section 3.16(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed for business.

“Business IT Systems” has the meaning set forth in Section 2.1(a)(viii).

“Buyer” has the meaning set forth in the preamble.

“Buyer Financial Statements” has the meaning set forth in Section 4.8.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any Effect that would prevent, or materially delay, impair or impede Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by the Acquisition Agreements.

“Calculation Resolution Period” has the meaning set forth in Section 2.7(b)(iii).

“Calculation Review Period” has the meaning set forth in Section 2.7(b)(ii).

“Calculation Statement Objection” has the meaning set forth in Section 2.7(b)(iii).

“Cash” means, as of the Closing Time, all cash and cash equivalents (including short term investments and any security deposits) of Sellers and all checks and funds received by Sellers or their banks (e.g., checks deposited or funds paid to lock-box accounts), plus deposits in transit but not yet credited, as of the Closing Time, regardless of whether cleared.

“Class A Common Stock” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Inventory” means all Inventory assigned, transferred or delivered, as applicable, to Buyer by Sellers on the Closing Date.

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Closing Statement” has the meaning set forth in Section 2.6(a)(i).

“Closing Time” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Securities” means outstanding (i) shares of capital stock or voting securities of Blue Apron Holdings, (ii) securities of Blue Apron Holdings convertible into or exchangeable for share of capital stock or voting securities of Blue Apron Holdings, and (iii) options, warrants or other rights to acquire from Blue Apron Holding, or other obligation of Blue Apron Holdings to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Blue Apron Holdings.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of March 8, 2023, by and between Blue Apron and FreshRealm.

“Consumable Supplies” has the meaning set forth in Section 2.1(a)(iii).

“Contract” means any binding written or oral contract, agreement, subcontract, license, sublicense, lease, sublease, sales order, purchase order, terms and conditions, indenture, mortgage, note, bond, letter of credit, warrant, guaranty, instrument, obligation, commitment or understanding (including all amendments, supplements and modifications thereto).

“Copyrights” means rights in original works of authorship, including registrations and applications therefor.

“Data Room” means the electronic data site established by Sellers and their Representatives containing the documents evidencing the Purchased Assets and all other documentation provided in relation to the Buyer’s due diligence in connection with the transactions contemplated by this Agreement.

“Deductible” has the meaning set forth in Section 7.5(a).

“Direct Claim” has the meaning set forth in Section 7.6(c).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers in connection with the execution and delivery of this Agreement.

“Disputed Adjustment Amounts” has the meaning set forth in Section 2.6(c)(i).

“Disputed Calculation Amounts” has the meaning set forth in Section 2.7(b)(iv).

“Earnout Amount” has the meaning set forth in Section 2.7(a).

“Earnout Calculation” has the meaning set forth in Section 2.7(b)(i).

“Earnout Calculation Statement” has the meaning set forth in Section 2.7(b)(i).

“Earnout Financial Statements” has the meaning set forth in Section 2.7(b)(i).

“Earnout Targets” has the meaning set forth in Section 2.7(a).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Effective Date” has the meaning set forth in the preamble.

“Employee Plans” means (i) all “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, other equity-based or phantom equity, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, vision, prescription drug, disability, accident, group insurance, vacation, holiday, sick leave, paid time off, fringe benefit or (including employer-provided vehicles and housing) welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to, or required to be contributed to, by a Seller or for which a Seller has any liability, contingent or otherwise, including by reason of the present or past ERISA Affiliates of a Seller, and (ii) all “multiemployer plans,” as that term is defined in Sections 3(37) and 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which a Seller or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six years prior to the Closing Date or with respect to which a Seller has any liability or reasonable expectation of liability.

“Environmental Claim” means any claim, or any Order, action, suit, investigation or other legal proceeding by any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any Environmental Law or any Environmental Permit.

“Environmental Laws” means any applicable Laws in effect as of the date hereof (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing production, disposal or remediation of any pollutant or contaminant; including 15 U.S.C. section 260 1, et seq. (the Toxic Substances Control Act); 33 U.S.C. section 125 1, et seq. (the Clean Water Act); 33 U.S.C. section 2701, et seq. (the Oil Pollution Act); 42 U.S.C. section 6901, et seq. (the Resource Conservation and Recovery Act); 42 U.S.C. section 7401, et seq. (the Clean Air Act); 42 U.S.C. section 9601, et seq. (the Comprehensive Environmental Response, Compensation, and Liability Act); 49 U.S.C. section 1801, et seq. (the Hazardous Materials Transportation Act); N.J.A.C. 7:26B (the New Jersey Industrial Site Recovery Act) and any other federal, state or local environmental protection law; and the regulations and publications adopted and promulgated pursuant to such statutes and ordinances.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of Liability, or notice respecting any Environmental Claim relating to any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Leases” means those equipment leases set forth on Schedule 3.11(a)(iii).

“Equity Incentive Plan” has the meaning set forth in Section 3.20.

“ERISA Affiliate” means any Person that is or was at any time a member of a controlled group of corporations with a Seller within the meaning of Code Section 414(b), a trade or business that is or was under common control with a Seller within the meaning of Code Section 414(c), or a member of an affiliated service group with a Seller within the meaning of Code Section 414(m) or (o).

“Estimated Inventory” has the meaning set forth in Section 2.6(a).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Facilities” means, collectively, the Linden Facility and the Richmond Facility.

“Final Closing Payment” has the meaning set forth in Section 2.6(b)(i).

“Final Closing Statement” has the meaning set forth in Section 2.6(b)(i).

“Financial Plan Targets” means the financial targets set forth on Schedule F.

“Financial Statements” has the meaning set forth in Section 3.8.

“Fraud” shall mean intentional fraud under Delaware common law (including as an element the intent that the other party relied thereon to its detriment) by a Person.

“Fundamental Representations” has the meaning set forth in Section 7.1(a).

“Furnishings & Equipment” has the meaning set forth in Section 2.1(a)(iv).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Hazardous Materials” means: (a) any pollutant, contaminant, material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated, or gives rise to Liability, under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, perfluorinated or polyfluorinated alkyl substances and polychlorinated biphenyls; and (c) any substances that are toxic, corrosive, flammable, or ignitable.

“Indebtedness” means, without duplication and with respect to any Person, the following obligations that are outstanding as of the time immediately prior to the Closing: (a) the amount of all obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) any Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) any obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances, performance bonds, surety bonds or other forms of financial assurance, (d) all amounts owing as deferred purchase price for property or services, whether or not contingent, including any “earn-out” or similar payments or obligations (including payments structured as bonuses or other deferred compensation), (e) all obligations of such Person as lessee under leases that are or should be properly recorded as capital leases under GAAP (other than the Equipment Leases), (f) breakage costs, termination fees or other similar fees, costs and expenses under any Contract other than the Transferred Contracts that are due and owing as a result of the consummation of the transactions contemplated by this Agreement, (g) any guaranty or other obligation for which such Person is liable, directly or indirectly, as obligor, surety or otherwise, or which is secured by any Lien on the assets of such Person, in each case with respect to any indebtedness or obligations of any other Person of the type described in clauses (a) - (f) above, and (h) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (g) above through the Closing Date and any principal, accreted value, prepayment penalties (including any prepayment or redemption premiums and penalties), premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including foreign exchange Contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness; provided that, notwithstanding anything else herein, Indebtedness shall be deemed to not include any Excluded Liability or other Liability retained by Sellers on or prior to the Closing Date.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accountant” means such neutral nationally recognized accounting firm that is independent from either Party as the Parties may agree upon.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any or all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property rights and any similar intangible property or proprietary rights, interests and protections, however arising under the Laws of the United States or any other jurisdiction with respect to the following: (i) Marks; (ii) Patents; (iii) Copyrights; (iv) Know-How; (v) rights of publicity and personality, (vi) rights of attribution and integrity and other moral rights; and (vii) any similar, corresponding, or equivalent rights to any of the foregoing in items (i) through (vi) above.

“Inventory” means all (i) fresh and frozen ready-to-heat (aka ready-to-eat), ready-to-cook and other related food products, and (ii) food supplies, pantry items, packaging, raw materials, and work in progress, in use, in storage, or in transit, owned, held or used exclusively in connection with the P&F Business, that is held at either Facility or at any location or other facility of, or at any location or other facility of, or in transit to, either Facility; provided that Inventory shall not include any items used or held for use by Sellers’ test kitchen or creative studio.

“Inventory Shortfall” has the meaning set forth in Section 2.6(a)(ii).

“Inventory Surplus” has the meaning set forth in Section 2.6(a)(ii).

“Know-How” means Trade Secrets, inventions and invention disclosures (whether or not patented, patentable, or reduced to practice), technology, technical information, tools, methods, strategies, techniques, discoveries, formulae, practices, processes, procedures, specifications, blueprints, schematics, flow charts, models, business information, research and development information, P&F Business vendor lists, pricing and cost information, engineering information, databases, data, data compilations and collections, and all related proprietary or confidential information owned or controlled by Sellers relating primarily to, or primarily used or held for use in, the P&F Business and the operation of the Facilities.

“Knowledge of Sellers” or “Sellers’ Knowledge,” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of direct reports, of the persons listed on Schedule K.

“Law” means any statute, law (including the common law), ordinance, regulation, rule, code, injunction, judgment, decree or Order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Leases” means the real property leases for each of the Facilities as set forth and described in Schedule 3.12(a).

“Liability” or “Liabilities” means all liabilities, obligations or Indebtedness, including those arising under any Contract or Law, of any kind and nature, absolute, accrued, contingent or otherwise.

“Lien” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, right of first refusal, restriction, covenant, adverse claim, imperfection of title, security interest or other similar interest or right.

“Linden Facility” shall have the meaning set forth in the recitals.

“Linden Landlord” means Duke Linden, LLC, a Delaware limited liability company.

“Linden Lease” means that Lease dated March 21, 2016, by and between Duke Linden, LLC, a Delaware limited liability company, as landlord, and Blue Apron, LLC (formerly known as Blue Apron, Inc.), as tenant, for the property located at 901 West Linden Avenue, Linden, New Jersey, as amended by that certain First Amendment to Lease dated January 20, 2017, and that certain Second Amendment to Lease dated October 2, 2017.

“Linden Sublease” has the meaning set forth in Section 6.1(q).

“Losses” means any and all losses, damages, Liabilities, costs, expenses (including reasonable attorneys’ and other professional advisors’ fees), penalties, judgment amounts, interest, amounts paid in settlement, Taxes and other charges.

“Marketplace Business” means Blue Apron Holdings’ e-commerce platform that sells a selection of cooking tools, utensils, pantry items, and add-on products for different culinary occasions, as well as a la carte Blue Apron wine offerings.

“Marks” means trade names, trademarks and service marks, domain names, trade dress, business/corporate names, and registrations and applications therefor.

“Material Adverse Effect” means any event, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the P&F Business or of the Purchased Assets or the Assumed Liabilities, other than: (a) any Effect affecting the economy of the United States generally, including changes in the United States or foreign credit, debt, capital, currency, trade or financial markets (including changes in interest or exchange rates) or the economy of any town, city, region, state or country (including in which the Facilities operate), or other general economic, political or regulatory conditions globally or in any jurisdiction; (b) the taking of any action (or the omission of taking any action) by Sellers or its Affiliates as expressly required by this Agreement or the taking of any action (or the omission of taking any action) at the written request of or with the written consent of Buyer; (c) earthquakes, hurricanes, tornadoes, floods, other natural disasters and weather-related events, pandemics or epidemics (including the COVID-19 pandemic), Orders to shut-down or stay-at-home (including any COVID-19 measures), natural disasters or global, national or regional political conditions, including actual or threatened hostilities, military actions, political instability, sabotage, cyber-attack, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof; (d) changes or proposed changes in applicable Law or GAAP or the interpretation thereof; or (e) any failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a “Material Adverse Effect”); except to the extent that, with respect to the foregoing clauses (a), (c), (d) and (e), such Effect shall have a disproportionate impact on the P&F Business, the Facilities or on the Purchased Assets or Assumed Liabilities, in each case, as compared to those of other Persons engaged in the industries and markets in which Sellers conduct their business.

“Material Supplier” has the meaning set forth in Section 3.19.

“Order” means any writ, judgment, decree, injunction, ruling, determination, subpoena, edit, verdict, award, settlement, stipulation or similar order of any Governmental Authority, in each case whether temporary, preliminary, permanent or final.

“Ordinary Course of Business” means an action taken by or on behalf of Sellers that is consistent with the past practices of Sellers and is taken in the ordinary course of business and operations of Sellers.

“Organizational Documents” means, with respect to any Person, the formation and organizational documents of such Person (including any certificate of formation, articles of association or incorporation, bylaws, limited liability company agreement, operating agreement, partnership agreement or shareholders agreement).

“P&F Business” means the production and fulfillment operations conducted by Sellers at the Facilities as of immediately prior to the Closing.

“P&F Contract” or “P&F Contracts” have the meaning set forth in Section 5.2.

“Parties” means Buyer and Sellers.

“Patents” means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all provisionals, reissues, reexaminations, divisionals, continuations and continuations-in-part thereof, extensions thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures.

“Payoff Letters” has the meaning set forth in Section 6.1(f).

“Permits” has the meaning set forth in Section 3.7(e).

“Permitted Lien” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations not yet due or delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) to the extent there is no default on the part of Sellers in connection therewith, (c) zoning ordinances, utility company rights, franchises and other similar encumbrances affecting real property, which do not individually or in the aggregate (i) materially interfere with the use of the applicable Facility for its intended purposes in the ordinary course of the P&F Business at such location or (ii) materially impair the value of such Facility, (d) any Lien in any equipment leases that constitute Purchased Assets, (e) all exceptions, restrictions, easements, imperfections in title, charges, rights of way and other Liens of record that do not individually or in the aggregate materially interfere with the present use or occupancy of the Purchased Assets and (f) any conditions that may be shown by a current, accurate survey of the applicable Facility made prior to the Closing, which do not individually or in the aggregate (i) interfere with the use of the applicable Facility for its intended purposes in the ordinary course of Business at such location or (ii) materially impair the value of such Facility.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means information relating to an identified or identifiable natural person (“data subject”), including equivalent terms in applicable Laws as context requires, such as, and without limitation, the term “Personal Information” defined in the California Consumer Privacy Act, Cal. Civ. Code 1798.100 et seq. and its implementing regulations.

“PFAS” has the meaning set forth in Section 3.7(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(b)(i).

“Pre-Closing Tax Period” means any taxable period (or the portion thereof) ending on or before the Closing Date.

“Privacy and Security Requirements” has the meaning set forth in Section 3.18(b).

“Production and Fulfillment Agreement” has the meaning set forth in Section 6.1(k).

“Proposition 65” has the meaning set forth in Section 3.7(a).

“PTO Credit” has the meaning set forth in Section 5.5(d).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Registration Rights Statement” has the meaning set forth in Section 6.1(p).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Relevant Team Employees” has the meaning set forth in Section 5.5.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Period” means the period beginning on the Closing Date and continuing until the termination of the Production and Fulfillment Agreement in accordance with the terms thereof.

“Retail License Agreement” has the meaning set forth in Section 6.1(m).

“Retained Employee Plans” has the meaning set forth in Section 5.5(c).

“Retained Licensed Intellectual Property” means Sellers’ and their Affiliates’ right, title and interest in and to (i) the brand and name “BLUE APRON” and apron logo , together with all variations thereof and all registered and unregistered trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing or incorporating any of the foregoing as well as any and all other registered and unregistered trademarks, service marks, slogans, tag lines, domain names, and trade dress, and the goodwill associated therewith; (ii) all photos, images, marketing materials, label designs, artwork or any other works of authorship and Copyrights therefor; (iii) the recipes, formulas, cooking techniques and procedures, Know-How associated therewith, including each of the foregoing for the Sellers’ recipes and meal kits, including the “heat and eat” program produced by Sellers and their Affiliates as of Closing Date; and (iv) any Personal Data of any customer of either Seller or any Affiliate of either Seller.

“Richmond Facility” has the meaning set forth in the recitals.

“Richmond Landlord” means Dreisbach Enterprises, Inc., a California corporation.

“Richmond Lease” means that Lease dated July 15, 2013, by and between Dreisbach Enterprises, Inc., as landlord, and Blue Apron, LLC (formerly known as Blue Apron Inc., as tenant, as amended by (i) that certain First Amendment dated June 30, 2014, (ii) that certain Second Amendment dated June 29, 2015, (iii) that certain Third Amendment dated April 25, 2016, (iv) that certain Fourth Amendment dated May 31, 2016, (v) that certain Fifth Amendment dated June 1, 2016, (vi) that certain Sixth Amendment dated January 29, 2019, by (vii) that certain Seventh Amendment dated September 29, 2021, for the property located at 3151 Regatta Boulevard, Richmond, CA; and (viii) various agreements to increase the parking area and certain parking areas adjacent to the Building, described as follows: (a) approximately 12,162 rentable square feet of refrigerated space, approximately 4,000 rentable square feet of office, bathrooms, and break room space, and approximately 11,942 rentable square feet of dry space, commonly known as Building B60 and the Dry Storage, Office, Refrigerated Storage, Utility, and Dock; (b) approximately 14,105 rentable square feet of space located at 3151-F Regatta Boulevard, Richmond, California; (c) approximately 19,830 rentable square feet of space commonly known as the “Yard”; (d) approximately 32,610 rentable square feet of space commonly known as the “Additional Yard”; (e) approximately 15,000 rentable square feet of cooler storage space; (f) approximately 64,360 rentable square feet of dry storage space; (g) “Additional Parking Areas” consisting of approximately 71,766 rentable square feet; (h) approximately 36,302 rentable square feet of warehouse space; and (i) three (3) bays of collectively approximately 4,500 rentable square feet.

“Richmond Sublease” has the meaning set forth in Section 6.1(r).

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any event involving unauthorized or unlawful access to or acquisition, use, interruption, modification, unavailability, corruption, loss, destruction, or other processing of data or information systems.

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller Note” means the promissory note made to the order of Sellers in the initial principal amount of $3,500,000 in substantially the form attached hereto as Exhibit K.

“Sellers” has the meaning set forth in the preamble.

“Specified Courts” has the meaning set forth in Section 8.10.

“Stakeholder Claim” means any claim made against Buyer or any of its Affiliates asserted by any current, former, or alleged holder of Company Securities relating to (i) this Agreement or any Acquisition Agreement or any of the transactions contemplated hereby or thereby (except with respect to any breach by the Buyer of any such agreement), (ii) relating to any rights of such holder of such Company Securities as a holder, or (iii) relating to any actual or alleged breach of fiduciary duties.

“Statement of Objections” has the meaning set forth in Section 2.6(b)(iii).

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Target Inventory” means the Inventory at Closing with a value equal to $23,500,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, including any schedule or attachment thereto or amendment thereof, and any other document required to be filed with a Governmental Authority relating to Taxes.

“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Technology” means collectively any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, “look and feel,” application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, products, product specifications, packaging, games, devices know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights relating primarily to, or primarily used or held for use in, the P&F Business and the operation of the Facilities.

“Technology License Agreement” has the meaning set forth in Section 6.1(n).

“Third-Party Claim” has the meaning set forth in Section 7.6(a).

“Threshold” has the meaning set forth in Section 2.6(a)(ii).

“Trade Secrets” means subject to applicable law, all trade secrets and other rights in know-how and confidential or proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer Taxes” has the meaning set forth in Section 5.6(a).

“Transferred Contracts” has the meaning set forth in Section 2.1(a)(i).

“TSA” has the meaning set forth in Section 6.1(l).

“Warrant Agreement” has the meaning set forth in Section 2.4.

“Warrant Shares” has the meaning set forth in Section 2.4.

“Warrant Value” means an amount equal to the number of shares represented by the Warrants on the Closing Date, multiplied by the difference between $0.01 and the open trading price of Blue Apron Holdings’ common stock on the Closing Date.

“Warrants” has the meaning set forth in Section 2.4.

“Wine Business” means Blue Apron Holding’s wine business operated by Blue Apron Holding’s subsidiary, BAW, Inc. relating to the production, storage and sale of wine.

Article 2
PURCHASE AND SALE

2.1            Purchase and Sale of the Purchased Assets; Excluded Assets.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer all of their right, title and interest as of the Closing Date in and to the Purchased Assets, free and clear of all Liens, except for Permitted Liens, and Buyer, as applicable, shall purchase, acquire, accept and pay for the Purchased Assets. “Purchased Assets” means all of the assets, properties, rights, and claims, of every kind and nature, whether tangible or intangible, real, personal, or mixed, owned, leased, or licensed by any Seller (other than the Excluded Assets), wherever located, in each case to the extent used or held for use in, the P&F Business and the operation of the Facilities (in each case subject to any limitation expressly set forth below), including the following:

(i)            those Contracts relating exclusively to the P&F Business and the operation of the Facilities listed on Schedule 2.1(a)(i) (collectively, the “Transferred Contracts”);

(ii)           all Inventory;

(iii)          all other personal property and consumable supplies not included in Inventory or Furnishings & Equipment (as defined below) which are used primarily in the operation of the P&F Business, including cleaning supplies, maintenance supplies and personal protective equipment, whether attached or unattached, in use or in storage, wherever located (the “Consumable Supplies”);

(iv)          all furniture, fixtures, leasehold improvements, machinery, equipment (including automation, filling and pick and pack equipment), forklifts and other vehicles, computers (other than out of service computers in IT storage locations), tablets, printers, and items of tangible property, in each case exclusively used or held for use in the P&F Business and the operation of the Facilities, whether attached or unattached, in use or in storage and, in each case, wherever located (the “Furnishings & Equipment”);

(v)           all Permits held by Sellers exclusively for the operation and construction of the Facilities, to the extent transferable by Sellers in accordance with applicable Law;

(vi)          all of Sellers’ rights under warranties and indemnities and all similar rights against third parties to the extent exclusively related to any Inventory or Consumable Supplies, in each case, to the extent assignable or transferable and relating to the period following the Closing Date;

(vii)         electronic copies of all records, including maintenance files and production data, that exclusively relate to the P&F Business and the operation of the Facilities or the Purchased Assets (other than as set forth in this Section 2.1(a)(vii)), including all supplier lists, maintenance schedules and operating and production records, except that, to the extent records may be required by applicable Law to be in original form, Purchased Assets includes such records in original form;

(viii)        all information technology and computer systems to the extent used by Sellers in the manufacturing operations of the P&F Business and the operation of the Facilities (collectively, the “Business IT Systems”);

(ix)           all goodwill relating to or arising out of the P&F Business or any Purchased Assets;

(x)            all of the Know-How of Sellers to the extent used primarily in the P&F Business and the operation of the Facilities;

(xi)           all Assumed Employee Plans and the assets thereof; and

(xii)          any and all rights, claims and causes of action arising out of any of the Purchased Assets or Assumed Liabilities with respect to events occurring on or after the Closing Date.

(b)            Notwithstanding the foregoing, the Purchased Assets shall not include (x) any assets of Sellers not primarily used in the operation of the Facilities or the P&F Business and (y) the following enumerated assets (the “Excluded Assets”):

(i)            Cash;

(ii)           all prepaid expenses (including any lease prepayments), advance payments (including Taxes), and other similar items primarily relating to or arising out of the P&F Business and the operation of the Facilities as set forth on Schedule 2.1(b)(ii);

(iii)          other than referenced in Section 2.1(a), all Intellectual Property owned or used by Sellers or any Affiliate of Sellers as of the date hereof or at any time prior thereto, including the Retained Licensed Intellectual Property;

(iv)          insurance policies and rights, claims or causes of action thereunder;

(v)           except to the extent specifically included in the Purchased Assets in Section 2.1(a)(i)-(xi), corporate books and records of internal corporate proceedings, Tax records, accounting records, work papers, internal reports and books;

(vi)          copies of any corporate books and records of internal corporate proceedings, Tax records, accounting records, work papers, internal reports and books that are Purchased Assets to the extent required by Law, bona fide document retention policies, or for Tax purposes;

(vii)         all rights, claims and causes of action relating to any Excluded Asset or Excluded Liability or arising out of any of the Purchased Assets with respect to events occurring prior to the Closing Date (to the extent not related to an Assumed Liability);

(viii)        the Contracts to which any Seller or its Affiliate is a party, other than any Transferred Contract;

(ix)           all Retained Employee Plans and the assets thereof;

(x)            all personnel, employee compensation and benefits records relating to Relevant Team Employees, except as copies of such data shall be made available to Buyer on the Closing Date;

(xi)           the Wine Business and Marketplace Business;

(xii)          all rights of Sellers under this Agreement and the other Acquisition Agreements and the transactions contemplated hereby and thereby; and

(xiii)         those assets set forth on Schedule 2.1(b)(xiii).

2.2            Assumption of Liabilities; Excluded Liabilities.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(i)            all Liabilities related to the ownership or use of the Purchased Assets, or arising out of the prosecution, operation, maintenance, sale or lease of the Purchased Assets by Buyer, in each case after the Closing Date by Buyer;

(ii)           all Liabilities related to or arising out of Buyer’s employment of the Relevant Team Employees arising after the Closing Date, including any and all severance obligations to the extent that such severance obligations arise after the Closing Date (provided that such obligations shall be subject to the provisions of the TSA (as defined below)), and including all claims asserted by or on behalf of one or more Relevant Team Employees provided that such claims do not arise out of events, transactions or occurrences on or prior to the Closing Date and all Liabilities under the Assumed Employee Plans accruing after the Closing Date;

(iii)          all Liabilities related to or arising out of the Relevant Team Employees’ offer letters and I-9 Forms (provided that, with regard to the Relevant Team Employees’ offer letters, such Liabilities do not arise out of events, transactions, or occurrences prior to the Closing Date and, in no instance does this provision modify any of Seller’s obligations with respect to any severance obligations to any Person as described in Section 2.2(b)(vii)), and all Liabilities related to or arising out of Buyer’s assumption of Relevant Team Employees’ accrued but unused vacation or paid time off pursuant to Section 5.5(d), including, without limitation, related to failure to timely pay any such assumed amounts to the Relevant Team Employees as may be required under applicable Law;

(iv)          all Liabilities of Sellers under the Transferred Contracts and Permits to be performed after the Closing Date (including the payment of money with respect to any obligation arising under any such Transferred Contract or Permit accruing after the Closing Date), except to the extent any such Liabilities, but for a breach or default by any of Sellers or their respective Affiliates prior to the Closing Date, would have been paid, performed or discharged on or prior to the Closing Date or to the extent any such Liabilities relate to or arise out of any such breach or default; and

(v)           all Liabilities set forth on Schedule 2.2(a)(v).

(b)            Notwithstanding the provisions of Section 2.2(a) or other provision of this Agreement to the contrary, it is expressly understood and agreed that Buyer does not assume nor shall it be liable or responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature other than the Assumed Liabilities, including, without limitation (the “Excluded Liabilities”):

(i)            all trade payables of Sellers to third parties in connection with the P&F Business as of the Closing Date;

(ii)           all Liabilities relating to or arising out of the manufacture, marketing, sale, or distribution of the products manufactured at the Facilities on or prior to the Closing, whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise;

(iii)          all Liabilities relating to or arising out of the operation of the Facilities, the P&F Business or the ownership of the Purchased Assets on or prior to the Closing, including all Liabilities due to violation of any federal, state, or local occupational safety and health laws;

(iv)          all Liabilities pursuant to Environmental Laws to the extent set forth on Schedule 2.2(b)(iv);

(v)           other than the Equipment Leases, which shall be Transferred Contracts, any Indebtedness of Sellers or any of their Affiliates;

(vi)          any Liabilities to the extent relating to an Excluded Asset;

(vii)         all Liabilities related to or arising out of any Seller’s employment or independent contracting relationship with any Person, including Relevant Team Employees, to the extent such Liabilities relate to or arise out of any events, transactions, or occurrences on or prior to the Closing Date, including any and all severance obligations or related Liabilities;

(viii)        all Liabilities (x) related to or arising out of any Retained Employee Plan and (y) for benefits accrued during periods on or prior to the Closing Date, the obligation to make contributions to any Assumed Employee Plan, or to otherwise fund any Assumed Employee Plan;

(ix)           all Liabilities attributable to the operational or compliance failures of any Assumed Employee Plan arising during periods on or prior to the Closing Date;

(x)            any Taxes (i) of Sellers and any of their Affiliates, whether arising before, on, or after the Closing Date, (ii) relating to the Purchased Assets or the P&F Business that are attributable to any taxable period (or portion thereof, as determined pursuant to Section 5.6(c)) ending on or prior to the Closing Date, or (iii) that are Transfer Taxes required to be borne by Sellers pursuant to Section 5.6(a);

(xi)           other than Liabilities referenced in Section 2.2(a)(i), all Liabilities relating to or arising out of any Contracts of Sellers and their respective Affiliates, including any Liabilities relating to or arising from the termination or breach of any such Contract; and

(xii)          any Liabilities of Seller under this Agreement and the other Acquisition Agreements and the transactions contemplated hereby and thereby.

2.3            Purchase Price.

(a)            Purchase Price. The Closing cash payment to be made by the Buyer to the Seller for all of the Purchased Assets shall be that amount equal to (i) the Base Purchase Price, plus or minus (ii) the Inventory Surplus or Inventory Shortfall, as applicable and as provided in Section 2.6(a) and minus (iii) the PTO Credit as provided in Section 5.5 (the “Closing Payment”). The Closing Payment, subject to adjustments as provided for in Section 2.6, Section 2.9, and Section 5.5, plus the Earnout Amount, if any,, plus the assumption by Buyer of the Assumed Liabilities shall be referred to herein as the “Purchase Price”.

(b)            The Closing Payment shall be paid by Buyer at Closing as follows:

(i)            Buyer shall pay to Sellers in cash an amount equal to the Closing Payment minus the Seller Note, by wire transfer of immediately available funds to an account designated in writing by Sellers; and

(ii)           Buyer shall deliver to Sellers the Seller Note.

2.4            Issuance of Warrants. Blue Apron Holdings hereby agrees, subject to the satisfaction or waiver of the applicable conditions set forth in Section 6.1, to issue to Buyer at the Closing, a warrant (the “Warrant”) to purchase 1,268,574 shares (the “Warrant Shares”) of Class A Common Stock of Blue Apron Holdings, par value $0.0001 per share (the “Class A Common Stock”), at an exercise price of $0.01 per Warrant Share, as set forth in the Class A Common Stock Purchase Warrant Agreement, dated as of the date hereof, attached hereto as Exhibit G (the “Warrant Agreement”).

2.5            Closing. The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely via electronic exchange of signatures simultaneously with the execution of this Agreement. The date on which Closing occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to have occurred and be effective as of 11:59 p.m. (Pacific Time) on the Closing Date (the “Closing Time”).

2.6            Inventory Adjustment.

(a)            Closing Adjustment.

(i)            Prior to the Closing Date, Sellers have prepared and delivered to Buyer a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of the Closing Payment, which shall include a separate estimate of Inventory at Closing and its value (the “Estimated Inventory”) and shall be delivered together with reasonably detailed supporting schedules, calculations, and documentation sufficient to support the amounts set forth in such statement. The calculations and determinations set forth in such statement shall be prepared in accordance with the Accounting Principles. An illustrative calculation of the Estimated Inventory, determined in accordance with the Accounting Principles, is set forth on Schedule 2.6(a) hereto.

(ii)           Subject to Section 2.6(a)(iii), in the event the Estimated Inventory is less than the Target Inventory by more than $1,500,000 (the “Threshold”), at Closing, the Base Purchase Price shall be adjusted downward dollar-for-dollar by such amount in excess of the Threshold (the “Inventory Shortfall”). In the event the Estimated Inventory is determined to be an amount greater than the Target Inventory by more than the Threshold, the Base Purchase Price shall be adjusted upwards dollar-for-dollar by such amount in excess of the Threshold (the “Inventory Surplus”).

(iii)          Buyer and Sellers agree to negotiate any disagreement concerning the Closing Statement and the Estimated Inventory in good faith. If Buyer and Sellers have failed to reach agreement with respect to the Estimated Inventory prior to the Closing, the Base Purchase Price shall not be adjusted in accordance with this Section 2.6 at Closing and the dispute, and any resulting adjustment, shall be resolved post-Closing in accordance with Section 2.6(b) of this Agreement.

(b)            Post-Closing Adjustment.

(i)            Within [**] after the Closing Date, Buyer will prepare and deliver to Sellers a statement (the “Final Closing Statement”) setting forth Buyer’s determination of the Closing Payment (the “Final Closing Payment”), which shall include a separate calculation of the Closing Inventory, and its value, and the Post-Closing Adjustment (as defined below) and shall be delivered together with reasonably detailed supporting schedules, calculations, and documentation sufficient to support the amounts set forth in the Final Closing Statement. The “Post-Closing Adjustment” will mean the difference, if any and which could be a negative number, between the Closing Payment and the Final Closing Payment (subject in each case to exceeding the Threshold, as the case may be). The calculations and determinations set forth in the Final Closing Statement shall be prepared in good faith in accordance with the Accounting Principles and in a manner consistent with Schedule 2.6(a).

(ii)           After receipt of the Final Closing Statement, Sellers will have [**] (the “Adjustment Review Period”) to review the Final Closing Statement. During the Adjustment Review Period, Buyer shall provide Sellers and their Representatives with such access to Buyer’s books and records and work papers relating to the Final Closing Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement; provided, that such access shall be during normal business hours of Buyer and in a manner that does not unreasonably interfere with the normal business operations of Buyer.

(iii)          On or prior to the last day of the Adjustment Review Period, Sellers may object to the Final Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and, if available based upon the information provided by the Buyer, the basis for Sellers’ disagreement (the “Statement of Objections”). If Sellers fail to deliver a Statement of Objections before the expiration of the Adjustment Review Period, the Final Closing Statement and the calculation of the Final Closing Payment and Post-Closing Adjustment set forth therein will be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Adjustment Review Period, Buyer and Sellers will negotiate in good faith to resolve any objections within [**] after the delivery of the Statement of Objections, and, if the same are so resolved within such period, the Final Closing Statement and the calculation of the Final Closing Payment and Post-Closing Adjustment set forth therein, with such changes agreed in writing by Buyer and Sellers, will be final and binding in accordance with Section 2.6(e).

(c)            Resolution of Disputes.

(i)            If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the [**] period referenced in Section 2.6(b)(iii), then any amounts remaining in dispute (the “Disputed Adjustment Amounts”) will be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, will resolve the Disputed Adjustment Amounts only and make any applicable adjustments to the Final Closing Statement and the Post-Closing Adjustment. The Parties agree that all adjustments will be made without regard to materiality; provided, that, the Independent Accountant’s review shall in no way affect the existence of the Threshold. The Independent Accountant will only decide the specific items under dispute by the parties and their decision for each Disputed Adjustment Amount, will not be based on the Independent Accountant’s independent review, must be based solely on the presentations by Buyer and Sellers and must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. The Independent Accountant’s determinations must be made in accordance with the guidelines and procedures set forth in this Agreement, including the Accounting Principles and Schedule 2.6(a).

(ii)           The fees and expenses of the Independent Accountant will be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(iii)          The Independent Accountant’s resolution of the Disputed Adjustment Amounts and their adjustments to the Final Closing Statement and the Post-Closing Adjustment will be conclusive and binding upon the parties. For purposes of complying with this Section 2.6, Buyer and Sellers shall furnish to each other and to the Independent Accountant such work papers and other documents and information relating to the Disputed Adjustment Amounts as the Independent Accountant may require and that are available to the party (or its independent public accountants) from whom such documents or information are requested. The Independent Accountant shall deliver its determination of the Disputed Adjustment Amounts to Buyer and Sellers in writing, together with a reasonable basis for its determination of each Disputed Adjustment Amount. In no event shall either party engage in ex parte communications with the Independent Accountant with respect to any Disputed Adjustment Amount until the Independent Accountant issues its final determination in accordance with this Section 2.6(c)(iii).

(d)            The Independent Accountant shall not be authorized or permitted to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Inventory at Closing and the Post-Closing Adjustment in accordance with this Section 2.6; (ii) resolve any such differences by making an adjustment to the Post-Closing Adjustment that is outside of the range defined by amounts as finally proposed by the Parties; or (iii) apply any accounting methods, treatments, principles or procedures other than the Accounting Principles and as described in Section 2.6(a).

(e)            Final Determination. The Final Closing Payment shall become final, conclusive and binding on the Parties at the times and in the manner and amounts described below:

(i)            in the event that Sellers have informed Buyer in writing that the Closing Statement is acceptable, the date on which Sellers so inform Buyer, in which case the calculation of the Final Closing Payment shall be as set forth in the Closing Statement delivered pursuant to Section 2.6(b)(i);

(ii)           in the event that Sellers have not delivered a Statement of Objections to Buyer before the end of the Adjustment Review Period, in which case the calculation of the Final Closing Payment shall be as set forth in the Closing Statement delivered pursuant to Section 2.6(b)(i);

(iii)          in the event that Sellers have delivered a Statement of Objections to Buyer before the end of the Adjustment Review Period, the date of an agreement in writing by Buyer and Sellers that such amounts, determinations and calculations (or any component thereof) that are the subject of such Statement of Objections, together with any modifications thereto agreed to in writing by Buyer and Sellers, are final, conclusive and binding, in which case the calculation of the Final Closing Payment shall be as so agreed upon by Buyer and Sellers; and

(iv)          in the event that Buyer and Sellers have engaged the Independent Accountant pursuant to Section 2.6(c) to resolve any remaining Disputed Adjustment Amounts, the date on which the Independent Accountant issues its written resolution of such Disputed Adjustment Amounts, in which case the calculation of such Disputed Adjustment Amounts (or any component thereof) shall be as resolved by the Independent Accountant pursuant to Section 2.6(c), and any remaining components of the Final Closing Payment shall be otherwise be as set forth in the Final Closing Statement, together with any modifications thereto agreed to in writing by Buyer and Sellers.

(v)           The Parties agree that the procedure set forth in this Section 2.6 shall be the sole and exclusive method for resolving any such disputes with respect to the determination of the Inventory at Closing, the Post-Closing Adjustment and/or the Final Closing Statement; provided, that the Parties agree that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Independent Accountant.

(f)             Payments of Post-Closing Adjustment.

(i)            If the Post-Closing Adjustment is a positive number exceeding the Threshold, Buyer will pay to Sellers the amount of such difference in excess of the Threshold in cash, by wire transfer of immediately available funds to an account designated by Sellers, within [**] of the final determination of the Final Closing Payment in accordance with Section 2.6(e).

(ii)            If the Post-Closing Adjustment is a negative number exceeding the Threshold, Sellers will pay Buyer the amount of such difference in excess of the Threshold in cash, by wire transfer of immediately available funds to an account designated by Buyer, within [**] of the final determination of the Final Closing Payment in accordance with Section 2.6(e).

2.7            Earnout. Sellers shall be entitled, in the aggregate, to receive an earnout payment from Buyer which shall be determined in accordance with, and payable pursuant to, this Section 2.7.

(a)            Earnout Amount. The amount of the earnout shall consist of two components, which shall be determined as follows:

(i)            The amount of the first earnout shall be deemed earned, if at all, on September 30, 2023 (the “First Earnout Calculation Date”) upon Sellers having achieved the Financial Plan Targets and if Sellers are in compliance in all material respects with their obligations under the TSA as of the First Earnout Calculation Date (collectively, the “First Earnout Targets”). In the event Sellers achieve the First Earnout Targets, Buyer shall pay to Sellers an amount in cash equal to $3,000,000 (the “First Earnout Amount”); provided, further, that if the Sellers’ failure, if applicable, to achieve the Financial Plan Targets arises solely out of the Buyer’s failure to comply with, or a breach by the Buyer of, the Production and Fulfillment Agreement, then the Financial Plan Targets shall be deemed achieved by the Sellers.

(ii)           The amount of the second earnout shall be deemed earned, if at all, on December 31, 2023 (the “Second Earnout Calculation Date” and collectively with the First Earnout Calculation Date, the “Earnout Calculation Dates” and each an “Earnout Calculation Date”) upon Sellers having achieved the Financial Plan Targets as of September 30, 2023, as determined under Section 2.7(a)(i), and if Sellers are in compliance in all material respects with their obligations under the TSA as of the Second Earnout Calculation Date (collectively, the “Second Earnout Targets” and collectively with the First Earnout Targets, the “Earnout Targets”). In the event Sellers achieve the Second Earnout Targets, Buyer shall pay to Sellers an amount in cash equal to $1,000,000 (the “Second Earnout Amount” and together with the First Earnout Amount, the “Earnout Amount”); provided, further, that if the Sellers’ failure, if applicable, to achieve the Second Earnout Targets arises solely out of the Buyer’s failure to comply with, or a breach by the Buyer of, the Production and Fulfillment Agreement, then the Financial Plan Targets shall be deemed achieved by the Sellers.

(b)            Earnout Procedures.

(i)            Not later than [**] following the applicable Earnout Calculation Date, Sellers shall prepare and deliver to Buyer a written statement (each an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of whether Sellers achieved the Earnout Targets (each an “Earnout Calculation”) and shall provide Buyer with reasonable supporting documentation for the Earnout Calculation and such Earnout Calculation Statement; provided, that, with respect to the delivery of the Earnout Calculation Statement on the Second Earnout Calculation Date, such statement shall be limited to a certification by the Sellers of compliance in all material respects with their obligations under the TSA as of the Second Earnout Calculation Date. The calculations and determinations set forth in such statement shall be prepared in accordance with the Accounting Principles.

(ii)           After receipt of such Earnout Calculation Statement, Buyer shall have [**] (the “Calculation Review Period”) to review such Earnout Calculation Statement. During the Calculation Review Period, Sellers shall provide Buyer with such access to Sellers’ books and records and work papers during normal business hours relating to such Earnout Calculation Statement as Buyer may reasonably request for the purpose of reviewing such Earnout Calculation Statement; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Sellers.

(iii)          On or prior to the last day of the Calculation Review Period, Buyer may object to the calculation on the applicable Earnout Calculation Statement by delivering to Sellers a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for disagreement therewith (the “Calculation Statement Objection”). If Buyer fails to deliver the Calculation Statement Objection before the expiration of the Calculation Review Period, such Earnout Calculation Statement shall be deemed to have been accepted by Buyer. If Buyer delivers a Calculation Statement Objection before the expiration of the Calculation Review Period, Buyer and Sellers shall negotiate in good faith to attempt to resolve such objections within [**] after the delivery of the Calculation Statement Objection (a “Calculation Resolution Period”), provided, that, either party may initiate the dispute resolution procedures set forth in Section 2.6(c) at any time during the Calculation Resolution Period. If all objections are resolved within the Calculation Resolution Period, the resulting Earnout Calculation and the Earnout Calculation Statement, with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iv)          If Buyer and Sellers fail to reach an agreement with respect to all of the matters set forth in the applicable Calculation Statement Objection before expiration of the Calculation Resolution Period, then any amounts remaining in dispute (the “Disputed Calculation Amounts”) shall be resolved in accordance with Section 2.6(c) applied mutatis mutandis.

(c)            Payment of Earnout. The Earnout Amount, if any, shall be paid by Buyer to Sellers by wire transfer of immediately available funds to a single account designated by Sellers within [**] following final determination of the Earnout Calculation.

(d)            Tax Treatment of Earnout. Any payments of the Earnout Amount shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(e)            No Security. The Parties understand and agree Sellers’ contingent rights to receive any component of the Earnout Amount (i) shall not be represented by any form of certificate or other instrument, (ii) are not transferable, (iii) do not constitute an equity or ownership interest in Buyer or any of its Affiliates, and (iv) do not give rise to any security interest in, or right as a security holder of, Buyer or any of its Affiliates.

2.8            Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price (and all other capitalized costs), net of the Warrant Value, will be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local and non-U.S. Law) in accordance with the methodology set forth on Schedule 2.8 attached hereto (the “Allocation Methodology Schedule”). Except as may be required by applicable Law, the Parties will: (i) file or cause to be filed all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Methodology Schedule (as determined pursuant to this Section 2.8); and (ii) not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Methodology Schedule. Any adjustments to the Purchase Price (including, for the avoidance of doubt, the payment of any Earnout Amounts) or other amounts payable by Buyer to Sellers pursuant to this Agreement shall be reflected in revised IRS Forms 8594 in a manner consistent with Treasury Regulation Section 1.1060-1(c) and the Allocation Methodology Schedule.

2.9            Prorations. At Closing, Buyer and Sellers shall reimburse each other, as appropriate, for all utility expenses and assessments related to any tangible personal property and the Leased Real Property included in the Purchased Assets, which shall be prorated on the basis of the number of days of the relevant time period which have elapsed through the Closing, with Sellers being responsible for that portion relating to the period prior to the Closing and Buyer being responsible for that portion relating to the period after the Closing.

2.10          Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable under this Agreement, including the Purchase Price, such amounts as may be required to be deducted and withheld from or with respect to such payments under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid to (or deposited with) the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules and/or as disclosed or reflected in any Blue Apron Holdings SEC Documents, Sellers hereby, jointly and severally, represent and warrant to Buyer as set forth below.

3.1            Organization. Each Seller is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has all requisite corporate power and authority to own, lease and operate its assets (including the Purchased Assets) and to carry on its business at the Facilities as it is now being conducted and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2            Authority. Each Seller has the power and authority to execute and deliver this Agreement and each of the other Acquisition Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each of the other Acquisition Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of such Seller. This Agreement and each of the other Acquisition Agreements to which each Seller is a party have been duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each of the other Acquisition Agreements to which such Seller is a party constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) as to any indemnity or contribution provision, federal or state securities laws or considerations of public policy.

3.3            No Conflict; Required Filings and Consents.

(a)            Except as set forth on Schedule 3.3(a), the execution, delivery and performance by each Seller of this Agreement and each of the other Acquisition Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Purchased Assets, or result in a circumstance that, with our without notice or lapse of time or both, would constitute any of the foregoing under (i) the Organizational Documents of such Seller, (ii) any Law applicable to such Seller or by which any property or asset of such Seller is bound or affected, (iii) any Contract to which Seller is a party or by which Seller, or any of their respective properties or assets is bound, including any Transferred Contract, nor do any of the foregoing in this clause (iii) require any consent, approval or authorization of, or filing with or notification to, any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, result in any obligation or loss of a benefit under, allow the imposition of any fees or penalties under, give rise to any increased guaranteed, accelerated or additional rights or entitlements of any Person under any Transferred Contract, (iv) any Permit, including Environmental Permit, held by such Seller, except in the case of each of clauses (ii), (iii) and (iv), where such violation, conflict, breach, cancellation, termination or default has not had and would not reasonably be expected to have, individually or in the aggregate, a material detrimental effect on the P&F Business.

(b)            Neither Seller is required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or any other Acquisition Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except: (i) as required to be made with the New York Stock Exchange or any other national exchange, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws, and (iii) such consents, approvals, authorizations, registrations or qualifications, in each case the absence of which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

3.4            Title; Sufficiency and Condition of Assets. Sellers have good and valid title to, own and lawfully possess, or have a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, except Permitted Liens. The Purchased Assets constitute, in all material respects, all of the properties and assets used in or necessary to conduct the P&F Business as currently conducted. The failure to transfer to Buyer any of the Excluded Assets (excluding assets to which Buyer is otherwise obtaining rights or receiving benefits under any Acquisition Agreement, including under the Technology License Agreement or the Retail License Agreement) is not material to the P&F Business. Except as set forth on Schedule 3.4, the tangible Purchased Assets, including the Furnishings & Equipment, to the Sellers’ Knowledge are (i) structurally sound, (ii) free of material defects, (iii) in good operating condition and repair (subject to normal wear and tear), (iv) reasonably suitable for the uses to which they are being put, and (v) not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs and maintenance or repairs the failure to have performed or obtained do not materially impair Buyer’s ability to operate the P&F Business following the Closing.

3.5            Inventory; Consumable Supplies. The Inventory and Consumable Supplies (i) are owned directly by Sellers and none of the Inventory is vested in any Affiliate of Sellers or any other Person, nor is any of the Inventory or Consumable Supplies held by Sellers on consignment, and (ii) except for defects consistent with normal industry standards, the Inventory and Consumable Supplies are in good, merchantable and usable condition in all material respects. The inventory obsolescence policies of Sellers are consistent with those of the industry in which Sellers operate, appropriate for the nature of the products sold and the marketing methods used by Sellers.

3.6            Absence of Certain Changes. Except as expressly contemplated by this Agreement:

(a)            from January 1, 2023 until the date hereof Sellers have operated the P&F Business and the Facilities in the Ordinary Course of Business in all material respects and there has not been any:

(i)            effect that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)           any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the P&F Business or any material Purchased Asset that has not been repaired and is not now in good operational working order;

(iii)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(iv)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           write up or write down of any Purchased Assets, except in the Ordinary Course of Business;

(vi)          acceleration, termination, material modification or amendment to or cancellation of any Transferred Contract or Permit in a manner that would have a material and adverse impact on the operation of the P&F Business following the Closing;

(vii)         (1) grant of any bonuses or increase in any compensation or benefits in respect of any current or former employees, officers, directors, independent contractors, or consultant of the P&F Business, other than as provided for in any written agreement or required by applicable Law or in the Ordinary Course of Business; (2) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the P&F Business; or (3) adoption, modification, or termination of any Employee Plan, except as required by applicable Law; or

(viii)        agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)            Blue Apron Holdings represents and warrants there has not been any change, or development involving a prospective change, in the business, financial position, stockholders’ equity or results of operations of Blue Apron Holdings and its subsidiaries, taken as a whole after giving effect to the transactions contemplated by this Agreement, in each case otherwise than as set forth or contemplated in the Blue Apron Holdings SEC Documents, this Agreement or as otherwise disclosed by the Sellers to the Buyer; and, except as otherwise set forth in the Blue Apron Holdings SEC Documents, this Agreement or as otherwise disclosed by the Sellers to the Buyer, since the respective dates as of which information is given in the Blue Apron Holdings SEC Documents, there has not been any material adverse change or development that could reasonably be expected to involve a material adverse effect on the business, financial position, stockholders’ equity or results of operations of Blue Apron Holdings and its subsidiaries taken as a whole and after giving effect to the transactions contemplated by this Agreement.

3.7            Compliance with Law; Permits.

(a)            Except as set forth on Schedule 3.7(a), since January 1, 2020, the P&F Business has been and is operated, and Sellers own and have owned, or have had and have a valid leasehold interest in, and operate and have operated the Purchased Assets in compliance in all material respects with all Laws applicable to Sellers to the extent relating to the P&F Business and the Purchased Assets, including the Federal Food, Drug, and Cosmetic Act, the Food Safety Modernization Act, the Poultry Products Inspection Acts, the Meat Inspection Acts, the Egg Products Inspection Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Perishable Agricultural Commodities Act, the Organic Food Production Act, the National Bioengineered Food Disclosure Act, California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), and state Laws regulating the use of per- and poly-fluoroalkyl (“PFAS”) substances in food and food packaging. Since January 1, 2020, neither Seller has received any written or, to the Knowledge of Sellers, oral notice from a Governmental Authority that Sellers are not, in respect of the P&F Business or the Purchased Assets, in compliance with any applicable Law.

(b)            Sellers have made available evidence of its Facilities’ (and any other “food facility,” as defined in FDA regulations, owned or operated by the Sellers) compliance with current applicable food safety Laws.

(c)            Sellers are, and have been since January 1, 2018, in compliance (where applicable) in all material respects with any food-related third party certifications to the extent used or held for use by Sellers in the P&F Business (e.g., non-GMO, kosher, organic, GSFI). Sellers have provided copies of all food-related third-party certifications used or held for use in the P&F Business.

(d)            Except as set forth in Schedule 3.7(c), since January 1, 2020, Sellers have not recalled, withdrawn, suspended, or discontinued any products, ingredients, or packaging used in the P&F Business on their own initiative, or at the request of or as required by any Governmental Authority, except for the discontinuation of products, ingredients or packaging in the Ordinary Course of Business.

(e)            Schedule 3.7(e) sets forth a true, complete and accurate list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the Facilities and the P&F Business as currently conducted (the “Permits”). All Permits are in full force and effect and Sellers have performed in all material respects all of their obligations under and are, and have been since January 1, 2020, in compliance in all material respects with all such Permits. Sellers have not received any written or, to the Knowledge of Sellers, oral notification from any Governmental Authority (i) threatening to revoke, suspend or cancel any Permit used in connection with the P&F Business at the Facilities or (ii) indicating or alleging that a Seller does not possess any Permit required to own, lease, and operate the Purchased Assets or to conduct the P&F Business as currently conducted. None of such Permits shall be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.8            Litigation. Except as set forth on Schedule 3.8, there is no, and since January 1, 2020 there has been no Action pending or, to the Knowledge of Sellers, threatened, by or against Sellers or any of their Representatives in connection with or arising out of any Purchased Assets or in respect of the P&F Business, and, to Sellers’ Knowledge, there are no facts or circumstances which may give rise to any such Action that would be reasonably expected to have a Material Adverse Effect. The operation of the P&F Business in not, and since January 1, 2020 has not been, subject to any Order. There are no Actions pending or, to the Seller’s Knowledge, threatened by or any against any Seller with respect to this Agreement or the transactions contemplated by this Agreement.

3.9            Financial Statements and Records. Attached hereto as Schedule 3.9 are specified financial reports made available by the Sellers (the “P&F Business Reports”). The P&F Business Reports are correct in all material respects as of the respective dates thereof and for the respective periods covered thereby, and, to the extent applicable, were derived from the books and records of the Sellers kept in the ordinary course of business. The financial statements included in Blue Apron Holdings’ Form 10-K filed on March 16, 2023 and its subsequent Form 10-Qs (the “Holdings Financial Statements”) (i) have complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Sellers as of the respective dates thereof. The books of account and other financial records of Sellers are true and complete in all material respects, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described.

3.10          Taxes.

(a)            Except as set forth on Schedule 3.10, (i) all Tax Returns required to have been filed by either Seller with respect to the Purchased Assets or the P&F Business have been timely filed (taking into account any extension of time to file granted or obtained) and each such Tax Return is accurate and complete in all material respects, (ii) all Taxes owed by Sellers in respect of the Purchased Assets or the P&F Business, whether or not shown to be payable on such Tax Returns, have been fully and timely paid, (iii) there are no Tax Liens on the Purchased Assets or the P&F Business (other than Permitted Liens), and (iv) no Seller is a party to or bound by, nor has it any obligation under, any Tax sharing or similar agreement or arrangement.

(b)            In the three years preceding the Closing Date, none of the Tax Returns of Sellers in respect of the Purchased Assets or the P&F Business has been audited or investigated by any Governmental Authority. No proceeding by any Governmental Authority is pending or, to the Knowledge of Sellers, threatened with respect to Taxes of Seller in respect of the Purchased Assets or the P&F Business. No position has been taken on any Tax Return of Sellers in respect of the Purchased Assets or the P&F Business for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b) or is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of Sellers in respect of the Purchased Assets or the P&F Business.

(c)            Sellers have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes in respect of the Purchased Assets or the P&F Business and Sellers have timely withheld all Taxes which Sellers are required by Law to withhold or collect in respect of the Purchased Assets or the P&F Business. All amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, or other Person in respect of the Purchased Assets or the P&F Business have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All statements required to be furnished to payees by Sellers in respect of the Purchased Assets or the P&F Business have been furnished to such payees, and the information set forth in such statements is accurate and complete in all material respects.

(d)            Neither Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(e)            None of the Purchased Assets or the P&F Business includes interests in a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(f)             No power of attorney related or attributable to any Taxes is currently in effect with respect to the Purchased Assets or the P&F Business.

(g)            Sellers have not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes related to the Purchased Assets or the P&F Business, and Sellers have not requested or been granted an extension of the time for filing any Tax Return related to the Purchased Assets or the P&F Business (other than automatic extensions obtained in the Ordinary Course of Business).

(h)            No claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Purchased Assets or the P&F Business are not filed asserting that either Seller is or may be subject to Tax in that jurisdiction. Sellers are not subject to taxation nor do they have any Tax filing obligations with respect to the Purchased Assets or the P&F Business in any jurisdiction outside of the United States.

(i)             Sellers have not requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority with respect to the Purchased Assets or the P&F Business which would impact the amount of Taxes due from Buyer after the Closing Date.

3.11          Material Contracts.

(a)            Schedule 3.11 lists each of the following Contracts (x) by which any of the Purchased Assets are bound or (y) by which Sellers or their Affiliates are bound in connection with the P&F Business or the Purchased Assets (the “Material Contracts”):

(i)            all Contracts for the purchase and sale of inventory, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which is contractually required to extend over a period of more than one year (unless terminable for convenience without penalty by Seller on less than 30 days’ notice) or which provides for aggregate payments to or by Sellers in excess of $1,000,000;

(ii)           all Contracts with Material Suppliers, to the extent not listed in Schedule 3.11(a)(ii);

(iii)          any capital lease or any other lease or other Contract relating to equipment under which equipment is held or used by Sellers which provides for aggregate payments to or by Sellers in excess of $100,000;

(iv)          all Contracts, other than leases relating to equipment and off-the-shelf software licenses, relating the lease or license of any Purchased Assets, including Intellectual Property and Business IT Systems that are being transferred to the Buyer;

(v)           all Contracts pursuant to which Sellers own an interest in any partnership, limited liability company, or joint venture;

(vi)          all common carrier or warehouse or storage Contracts;

(vii)         all Contracts with forward purchase or minimum purchase commitments or any Contract requiring Sellers to purchase or sell a stated portion of the requirements or outputs of the P&F Business or that contain “take or pay” provisions;

(viii)        all Contracts that grant, or agree to grant, any Person (other than the Sellers) “most favored nation” pricing terms;

(ix)           all Contracts that (x) prohibit the Seller from selling any product or providing any service, engaging in any line of business or to competing with any Person in any geographic area, or (y) grant, or agree to grant, to any Person other than the Sellers (an exclusive right to provide a service or product or do business with such Seller;

(x)            all Contracts with Governmental Authorities and third-party certifiers;

(xi)           any collective bargaining agreement or other Contract with a Labor Union; and

(xii)          all Contracts for the grant to any Person of any option, right of first refusal, or similar right to purchase any of the Purchased Assets.

(b)            Complete and accurate copies of all written Transferred Contracts, or summaries of the material terms of all unwritten Transferred Contracts, have been made available to Buyer. With respect to each Transferred Contract:

(i)            each Transferred Contract is legal, valid and binding on such Seller and, to the Knowledge of Sellers, the other parties thereto, enforceable in accordance with the terms thereof;

(ii)           each Transferred Contract is in full force and effect;

(iii)          no Seller is in default or breach in any material respect under any Transferred Contract, and no Seller has received any written notice of a claimed breach;

(iv)          no Seller has waived any of its material rights under any Transferred Contract;

(v)           no Seller has received any written notice of termination of any Transferred Contract, nor has any Seller received any written notice of any facts or events that could reasonably be expected to result in any such termination;

(vi)          except as set forth in Section 3.3 of the Disclosure Schedules, none of the rights of Sellers under the Transferred Contracts have been or will be impaired in any material respect solely as a result of the execution and delivery of this Agreement or the closing of the transactions contemplated by this Agreement; and

(vii)         to the Knowledge of Sellers, no other party to any Transferred Contract has breached or is in default thereunder and there does not exist any event or condition that, with or without the lapse of time or the giving of notice, would become such a breach or default or would cause the acceleration or any obligation thereunder.

3.12          Real Property.

(a)            Schedule 3.12(a) sets forth the address of each parcel of real property leased by Sellers and used in or occupied in connection with the P&F Business (together with all rights, title and interest of either Seller in and to leasehold improvements relating thereto, collectively, the “Leased Real Property”). Sellers have made available to Buyer a true and complete list of all leases, subleases, licenses, concessions and occupancy agreements, including all amendments, extensions renewals, guarantees and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the “Leases” and individually a “Lease”). With respect to each Lease: (i) to the Sellers’ Knowledge, such Lease is valid, binding, enforceable and in full force and effect and free of all Liens, except Permitted Liens, and each Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) no Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default by such Seller; (iii) each Seller has paid all rent currently due and payable under such Lease; (iv) neither Seller has received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases; (v) to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (vi) no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; (vii) no Seller has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property and (viii) no Seller has commenced building a wastewater treatment plant at the Richmond Facility.

(b)            To Sellers’ Knowledge, the improvements on the Leased Real Property are structurally sound and none of the improvements, including, without limitation, the mechanical, electrical, plumbing, and HVAC systems are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To Sellers’ Knowledge, there are no defects to the improvements, including, without limitation, the mechanical, electrical, plumbing, and HVAC systems located on the Leased Real Property and all such items are in good operating condition and repair. With respect to each Leased Real Property, the Sellers have not received written notice of any pending or threatened condemnation or eminent domain proceeds or their local equivalent affecting or relating to such Leased Real Property. To Sellers’ Knowledge, the Leased Real Property is in compliance with all applicable Laws and is in compliance with the terms and condition of the applicable Lease.

(c)            Sellers have not made, or caused to be made, (i) any alterations to the Linden Facility without the prior written consent of Linden Landlord, to the extent required or (ii) any alterations that the Linden Landlord identified in writing or, to Seller’s Knowledge, orally, as requiring removal upon the termination or expiration of the Linden Lease.

3.13          Intellectual Property.

(a)            Schedule 3.13(a) sets forth a true and complete list of:

(i)            [Reserved];

(ii)           any grants by Sellers of exclusivity (including exclusive license rights granted by a Seller to any third party in or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation that relate to Know-How purchased under this Agreement; and

(iii)          any grants by or obligations of suppliers or other third parties to Sellers of exclusivity, covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation that relate to Know-How purchased under this Agreement.

(b)           Sellers, collectively or individually, exclusively own all Know-How, free and clear of any Liens, other than Permitted Liens. None of the Know-How is subject to any outstanding consent, settlement, decree order, injunction, judgment or ruling restricting the use or ownership thereof.

(c)            Sellers have not granted any third party any exclusive right to use any Know-How. Sellers’ execution, delivery, and performance of this Agreement, and the transfer of Know-How contemplated hereby, will not affect Buyer’s exclusive ownership rights in Know-How immediately after the Closing in any manner.

(d)            To the Knowledge of the Sellers, the operation of the P&F Business as currently and formerly conducted by Sellers does not infringe, and has not, infringed any issued Patent of any Person; and (ii) the operation of the P&F Business as currently and formerly conducted by Sellers does infringe misappropriate, misuse or otherwise violate and has not, misappropriated, misused or otherwise violated, any Intellectual Property of any Person, other than any issued Patent. Sellers have not received any written notice or assertion from any Person alleging any such infringement, misappropriation, misuse, or other violation. To the Knowledge of Sellers, no Person is misappropriating or violating Sellers’ Know-How.

(e)            One of the Sellers has entered into valid and enforceable written Contracts with each current and former founder, employee, officer, director or independent contractor or any other Person who contributed to any Know-How whereby such founder, employee, officer, director, independent contractor or any other Person grants to a Seller a present, irrevocable assignment of any ownership interest and waivers of any and all moral rights that any such founder, employee, officer, director, independent contractor may have in or to Know-How. Sellers have provided true and complete copies of all forms used to obtain such assignments and waivers to Buyer. No such current or former founder, employee, officer, director, independent contractor or any other Person has any right, license, claim, moral right, or interest whatsoever in or with respect to any of Know-How.

(f)            Sellers have taken commercially reasonable security measures, including those in accordance with generally-accepted industry standards and applicable Law against unauthorized disclosure, to protect the secrecy and confidentiality of the Trade Secrets, and confidential and proprietary information, used in the P&F Business, including entering into appropriate written confidentiality agreements, or binding obligations of confidentiality, with any Persons with access to such information, and, to the Knowledge of Sellers, no such information has been disclosed or otherwise accessed by any unauthorized Person or used in any unauthorized manner. Sellers have taken commercially reasonable steps to maintain and enforce their rights and interest in and to Know-How, and confidential and proprietary information used in the P&F Business.

(g)            Neither Seller is a member of any standards-setting organization (including any group or organization, such as special interest groups, forums, consortia, committees, working groups, or associations of such a standards-setting organization or equivalent) that develops (or attempts to develop), adopts, or publishes technical standards or specifications for a product, platform, or process in furtherance of common design or interoperability among products employing such standards or specifications.

(h)            No funding, facilities, or personnel of any governmental entity or any university, college, or other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Know-How. No governmental entity has any rights to any Know-How.

(i)             Sellers do not currently, and throughout their existence have not, performed any so-called “professional services” or any other services under which Sellers were engaged to create or develop any Know-How that Sellers assign or license on an exclusive basis to any third party.

(j)             Sellers own or otherwise control all right, title, and interest in and to the Intellectual Property Rights that are licensed by the Sellers to Buyer in accordance with the Technology License Agreement, excluding any Open Source Components (as defined in the Technology License Agreement) or any software that is licensed from a third party (subject to such exclusions, collectively, the “TLA IT”); and (ii) when used by Buyer or its Affiliate in accordance with the Technology License Agreement and the practices of Sellers prior to the Closing Date, the TLA IT does not and will not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party, provided that this clause (ii) shall only apply to the extent of uses by Buyer or its Affiliate for the benefit of Buyer’s internal business and not for the benefit of any third party.

3.14          Environmental Matters.

(a)            The operations of Sellers with respect to the Facilities and the Purchased Assets are and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Facilities or the Purchased Assets, any: (i) written Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending, threatened in writing or otherwise unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)            Sellers have obtained and are in material compliance with all Environmental Permits required for Sellers to operate the Facilities as currently conducted, and all such Environmental Permits are in full force and effect and assignable to Buyer. Seller has not received from any Governmental Authority any written notice threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of the Environmental Permits for the Facilities.

(c)            Except as provided on Schedule 3.14, neither Sellers nor, to the Knowledge of Sellers, any other Person has caused or contributed to any Release of Hazardous Materials on the Leased Real Property or with respect to the Facilities (i) in contravention of Environmental Law; (ii) in an amount requiring cleanup or reporting under Environmental Law; or (iii) in a manner that would reasonably be expected to give rise to Liability under Environmental Law. Sellers have not received any Environmental Notice that any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers. Sellers have not contributed to or exacerbated any existing groundwater or soil contamination identified in Section 15.08 of the Linden Lease, and , to Sellers’ Knowledge, have not faced and are not facing any Liability related to such contamination. Sellers’ operations have not been materially disturbed by any ongoing remediation activities related to such contamination.

(d)            Sellers have not placed or stored any Hazardous Material on, in or under the Leased Real Property except in accordance with Environmental Laws and prudent industry practices, or installed any underground storage tanks on any of the Leased Real Property.

(e)            Sellers’ operations at the Facilities are not subject to the New Jersey Industrial Site Recovery Act.

(f)            To Seller’s Knowledge, there are no existing facts, events or conditions that would reasonably be expected to result in material capital expenditures after the Closing with the respect to the Facilities and Purchased Assets to comply with Environmental Law or otherwise to prevent, hinder or limit the ability to operate the Facilities and Purchased Assets in material compliance with Environmental Law after the Closing Date.

(g)            Sellers have made available to Buyer copies of all written environmental audits, assessments, investigations, reports, agency communications, Environmental Permits and other material written environmental documents relating to the Facilities and the Purchased Assets that are in the possession, custody or control of Sellers or any of their Representatives, including any environmental reports related to groundwater and soil contamination referred to in Section 15.08 of the Linden Lease and Sellers’ ammonia emergency action and evacuation plan for the Richmond Facility.

3.15          Employment Matters.

(a)            Schedule 3.15(a) contains a list of all persons employed by Sellers (x) to work at the Linden Facility or Richmond Facility, or (y) whose duties and responsibilities are primarily to service the P&F Business as of the date of this Agreement (the “Relevant Team Employees”), including any such person who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire date; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether subject to an employment agreement (other than an offer letter that promises neither employment for any particular duration of time, advance notice of termination, or severance of any kind); (vi) whether on leave, and if so, the date such leave commenced, the type of such leave (personal, medical, bereavement, etc.), and the anticipated date of return from leave; (vii) annual salary or hourly rate and if applicable, bonus target or other incentive compensation eligibility; and (viii) any accrued but unused vacation or paid time off.

(b)            Neither Seller is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any Relevant Team Employees. Since January 1, 2020, there has not been, nor, to the Knowledge of Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor dispute involving the Relevant Team Employees.

(c)            Sellers are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Relevant Team Employees, including all Laws relating to labor relations, equal employment opportunity, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages and hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, occupational safety and health, workers’ compensation, leaves of absence, and unemployment insurance, except for any failure to so comply that would not reasonably be expected to result in a Material Adverse Effect. All Relevant Team Employees classified as exempt under the Fair Labor Standards Act and/or any state or local wage and hour laws are properly classified in all respects, except for any improper classification that would not reasonably be expected to result in a Material Adverse Effect. Except as described in Schedule 3.15(c), there are no Actions against Sellers pending, or to the Knowledge of Sellers, threatened, or potentially threatened, to be brought or filed, by or with any Governmental Authority or arbitrator arising out of or relating to the employment of any current or former Relevant Team Employee, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, disability, equal pay, occupational safety and health, leave(s) of absence, minimum wage, unpaid overtime or any other wage and hour concerns, or any other employment related matter.

(d)            No Relevant Team Employee who is an executive officer or other key employee of Sellers is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or other agreement that has a Material Adverse Effect on the P&F Business and, to the Knowledge of Sellers, no Relevant Team Employee who is an executive officer or other key employee of Sellers has taken steps or is otherwise planning to terminate his or her employment for any reason (or no reason), other than to commence employment with the Buyer.

(e)            To Seller’s Knowledge, and except as would not be expected to result in a Material Adverse Effect, Sellers have investigated or reviewed all sexual harassment or other unlawful harassment, discrimination or retaliation complaints made in writing or orally to a member of management or human resources personnel since January 1, 2020 involving Relevant Team Employees and, with respect to each complaint with merit, Sellers have taken corrective action that is reasonably calculated to end the unlawful behavior.

(f)             Except as would not be expected to result in a Material Adverse Effect, a Form I-9 has been completed and retained with respect to each current Relevant Team Employee and, where required by law, former employees at the Facilities. Sellers have not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to the Knowledge of Sellers, have Sellers been the subject of an investigation, inquiry, audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

3.16          Employee Benefits.

(a)            Schedule 3.16(a) contains a true and complete list of all Employee Plans that covers or has covered (i) any Relevant Team Employee, or (ii) any former employee at the Facilities or whose employment was primarily in connection with the P&F Business (such Employee Plans identified on Schedule 3.16(a), the “Business Benefit Plans”). No non-employee service provider or former service provider to the P&F Business participates or has ever participated in any Business Benefit Plan or other Employee Plan.

(b)            Each Business Benefit Plan was established and has been maintained, operated, funded, and administered in all material respects in accordance with its terms and with the applicable plan documents and applicable Laws, including, but not limited to, ERISA and the Code. There are no proceedings, actions, investigations, audits or claims (other than routine claims for benefits) pending or, to Sellers’ Knowledge, threatened with respect to any Business Benefit Plan. No Business Benefit Plan has, within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(c)            Each Business Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter with respect to the qualified status of such plan and the tax-exempt status of each trust established thereunder, and there are no existing facts, circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the tax-exempt status of any such trust.

(d)            No Business Benefit Plan provides death, medical or other welfare-type benefits (whether or not insured), to any Relevant Team Employee or former employee at the Facilities or whose employment was primarily in connection with the P&F Business (or the dependents or spouses of any such individuals) beyond their termination of employment or service with such Seller, other than coverage mandated by applicable Law the cost of which is fully paid by the covered individual.

(e)            No Business Benefit Plan is or has ever been (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or otherwise subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a multiemployer plan (as defined in ERISA Section 3(37)), (iii) a multiple employer plan (within the meaning of Code Section 413(c)), or (iv) a multiple employer welfare arrangement (as defined in ERISA Section 3(40)). No liability under Title IV of ERISA, including any liability to the Pension Benefit Guaranty Corporation, has been otherwise incurred by Sellers that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to Sellers incurring a material liability thereunder.

(f)             No Seller or, to the Knowledge of Seller, any third party has engaged in a prohibited transaction with respect to any Business Benefit Plan in connection with which such Seller or third party reasonably could be subject to either a material civil penalty accessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a material Tax imposed pursuant to Section 4975 of the Code. Each Seller has been in material compliance with the requirements of COBRA set forth in Code Section 4980B and ERISA Section 601 et seq. (and all other applicable Law), and all applicable regulations and rulings with respect to COBRA. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Seller, any ERISA Affiliate, or any Employee Plan to penalties, excise Taxes or any other payment assessed under Code Section 4980D or 4980H.

(g)            There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Business Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis or other than as a result of changes in annual compensation in the Ordinary Course of Business and consistent with past practice) with respect to any Relevant Team Employee, or former employees at the Facilities or whose employment was primarily in connection with the P&F Business, as applicable. Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any current or former Relevant Team Employee, or former employees at the Facilities, or other service provider of the P&F Business, whether or not legally binding, to adopt, amend, modify or terminate any Employee Plan.

(h)            With respect to each Employee Plan, Sellers have made available to Buyer (i) the plan document together with all amendments, or where the Employee Plan has not been reduced to writing, a written summary of all material plan terms, (ii) the summary plan description and any summaries of material modifications, as applicable, and all other material documents pursuant to which such Employee Plan is maintained, funded and administered, including any trust agreements, administrative services and similar agreements, insurance policies, and stop-loss policies (iii) if applicable, the most recent determination letter received from the Internal Revenue Service, (iv) in the case of any Employee Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; and (v) copies of any material notices, letters or other correspondence from any Governmental Authority relating to the Employee Plan within six years prior to the Closing Date.

(i)             Except as set forth in Schedule 3.15(a), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Relevant Team Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including equity-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan to any such individual; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.17          Insurance Policies.

(a)            Schedule 3.17(a) sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by Sellers and applicable to the P&F Business or the Purchased Assets (collectively, the “Insurance Policies”). Sellers have provided to Buyer correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by any Seller with respect to any of the Insurance Policies. Sellers are and have been in compliance with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the Purchased Assets and the operation of the P&F Business for all risks normally insured against by a Person carrying on the same business or businesses as the P&F Business and for all risks to which the P&F Business is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Transferred Contracts.

(b)            Schedule 3.17(b) also sets forth a correct list of all (i) claims which have been made by or on behalf of the P&F Business since January 1, 2022 under any of the Insurance Policies and (ii) all claims that are currently pending under any of the Insurance Policies that primarily relate to the Purchased Assets and the P&F Business.

3.18          Information Technology.

(a)            All Business IT Systems are transferable and have been properly maintained with adequate supporting documentation, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, designed to ensure proper operation, monitoring, and use. The Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the P&F Business as currently conducted, other than any information technology and computer systems that are provided in accordance with the TSA or the Technology License Agreement, technology and computer systems that are commercially available on generally applicable terms, and those information technology and computer systems that are set forth on Schedule 3.18(a). Sellers have in place a commercially reasonable disaster recovery and business continuity program, including providing for the regular back-up and prompt recovery of the data and information, necessary for the conduct of the P&F Business (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the P&F Business.

(b)            Sellers have established, maintain, and are in material compliance with a written information security program covering the P&F Business and any data or systems maintained by or accessible to any third party service provider, supplier, vendor, processor or other agent (including any independent contractor) of Sellers, that (i) materially complies with all applicable Laws, contractual provisions, internal and public-facing privacy, or other obligations of Seller, including without limitation the obligations applicable to a “business” under the California Consumer Privacy Act, Cal. Civ. Code 1798.100 et seq., as amended, and its implementing regulations (“Privacy and Security Requirements”), as well as industry best practices, pertaining to privacy, information security and data protection; (ii) identifies and addresses material risks to the security, confidentiality, integrity and availability of transactions, confidential or propriety data of the P&F Business, Business IT Systems, and transactions, confidential or proprietary data of the P&F Business and Personal Data processed by or on behalf of, or accessible to, Sellers; (iii) includes, incorporates, monitors and improves as appropriate administrative, technical, and physical security safeguards that are reasonable and appropriate in relation to security, confidentiality, integrity and availability of Business IT Systems, and transactions, confidential or proprietary data of the P&F Business and Personal Data processed by or on behalf of, or accessible to, Sellers; and (iv) reasonably is designed to protect against, detect and respond to Security Incidents, including by satisfying applicable data breach notification or security incident reporting requirements. Sellers test such information security program on a periodic basis, and such program has proven effective upon testing in all material respects. All members of Sellers’ workforce who have access to Business IT Systems, or confidential or proprietary data of the P&F Business have received professional training with respect to compliance with Privacy and Security Requirements, appropriate cybersecurity practices, and appropriate handling and safeguarding of Personal Data and other sensitive data.

(c)            The Business IT Systems are sufficient for the purpose served by the Business IT Systems for the reasonably foreseeable needs of the P&F Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Since January 1, 2020, in each case in relation to the P&F Business, there has been no: (i) material disruption, interruption, outage, or continued substandard performance affecting any Business IT System; (ii) known or reasonably suspected Security Incident affecting any Business IT System; or (iii) material complaints from, notices or requests from, Actions conducted, or claims asserted by any Person, including any Governmental Authority, against Sellers regarding (A) any actual or alleged Security Incident or other unauthorized use, access, interruption, modification, or corruption of any such Business IT System; (B) the collection or use of any such data; or (C) any violation of Privacy and Security Requirements by Sellers or, to Knowledge of Sellers, any third party service provider, supplier, vendor, processor or other agent (including any independent contractor) of Sellers.

(d)            Since January 1, 2020, the Sellers have maintained a cyber insurance policy and have made no material claims under such policy.

(e)            The transactions contemplated by this Agreement will not violate any material obligation of Sellers applicable to the P&F Business related to privacy, information security or data protection.

3.19          Material Suppliers. Schedule 3.19 sets forth a correct list of the top ten (10) suppliers and vendors to Sellers in respect of the P&F Business (based on total amount purchased from such supplier or vendor) for the years ending December 31, 2021 and December 31, 2022 (each, a “Material Supplier”), showing the total amount of purchases by Sellers in respect of the P&F Business from each such Material Supplier during the applicable period. Since January 1, 2021, there has been, to Sellers’ Knowledge, (a) no adverse change in the business relationship, or any material dispute, between any Seller and any Material Supplier, (b) no change in any material term or condition of any Contract with any Material Supplier, and (iii) no indication that any Material Supplier intends to reduce its sales to the P&F Business or that any Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with a Seller. Since January 1, 2021, no Material Supplier has made any breach of contract, indemnification, or similar claim in writing against any Seller in respect of the P&F Business. None of the accounts payable with respect to any material food and packaging vendors of the Sellers are past due more than 30 days.

3.20          Capitalization. The authorized capital of Blue Apron Holdings consists of (i) 1,500,000,000 shares of Class A Common Stock, of which (A) 6,374,744 shares were issued and outstanding as of June 7, 2023, (B) 951,667 shares are reserved for issuance upon exercise of outstanding warrants as of June 7, 2023, (C) 310,122 shares are reserved for issuance upon exercise of options and other awards granted under Blue Apron Holdings’ stock option and incentive plans as of June 7, 2023, and (D) 248,580 shares available for future issuance under Blue Apron Holdings’ 2017 Equity Incentive Plan (the “Equity Incentive Plan”) as of June 7, 2023; (ii) 175,000,000 shares of Class B Common Stock, par value $0.0001 per share, none of which was issued and outstanding as of June 7, 2023; (iii) 500,000,000 shares of Class C Capital Stock, par value $0.0001 per share, none of which was issued and outstanding as of June 7, 2023; and (iv) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which was issued and outstanding as of June 7, 2023. Except as set forth in the preceding sentence or as contemplated by this Agreement, there are no other shares of capital stock issued and outstanding or securities convertible into or exchangeable for shares of capital stock of Blue Apron Holdings. Each of the outstanding shares of capital stock or other securities of Blue Apron Holdings and its subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and, in the case of shares of capital stock of Blue Apron Holdings’ subsidiaries, are owned directly or indirectly by Blue Apron Holdings. Blue Apron Holdings does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Blue Apron Holdings on any matter.

3.21          Warrants.

(a)            The Warrants have been duly authorized and, when issued and delivered by Blue Apron Holdings as provided in this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights and other liens. The Warrants constitute valid and binding obligations of Blue Apron Holdings, enforceable against Blue Apron Holdings in accordance with their terms. The Warrant Shares issuable upon exercise of the Warrants, when issued and delivered by Blue Apron Holdings against payment therefor upon exercise as provided in the Warrant Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights and other liens. None of the Warrants and Warrant Shares will have been issued in violation of the preemptive rights of any security holders of Blue Apron Holdings arising as a matter of law or under or pursuant to Blue Apron Holdings’ certificate of incorporation and bylaws, or any agreement or instrument to which Blue Apron Holdings is a party or by which it is bound.

(b)            Subject to the accuracy of the representations and warranties of the Buyer set forth in Section 4.7, the issuance of the Warrants and the Warrant Shares will be exempt from the registration requirements of Section 5 of the Securities Act and the qualification requirements, if any, of applicable state securities laws. Neither Blue Apron Holdings, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer and sale of the Warrants. Assuming the accuracy of the Buyer’s representations and warranties, none of Blue Apron Holdings, any of its Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any securities or solicited any offers to buy any securities, under circumstances that would require registration of the issuance of the Warrants, whether through integration with prior offerings or otherwise.

3.22          Brokers. Except as set forth on Schedule 3.22, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers. Neither Seller has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the offering and sale of the Warrants.

3.23          Outstanding Debts. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Sellers.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as set forth below.

4.1            Organization. Buyer is a duly formed or incorporated, validly existing and in good standing under the Laws of the state of its formation and has all requisite organizational power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted and as is proposed to be conducted after the Closing Date and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.2            Authority. Buyer has the power and authority to execute and deliver this Agreement and each of the other Acquisition Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the other Acquisition Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action of Buyer. This Agreement and each of the other Acquisition Agreements to which Buyer is a party have been duly executed and delivered by Buyer, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each of the other Acquisition Agreements to which Buyer is a party constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) as to any indemnity or contribution provision, federal or state securities laws or considerations of public policy.

4.3            No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by Buyer of this Agreement and each of the other Acquisition Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with or violate the Organizational Documents of Buyer, or (ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any factors or circumstances relating to Sellers or any of their respective Affiliates.

(b)            Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement or any other Acquisition Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.4            Sufficiency of Funds. Buyer has provided Sellers with evidence, reasonably satisfactory to Sellers, that Buyer has sufficient available funds to pay (a) the Closing Payment, as adjusted, (b) amounts due and payable under the Seller Note, and (c) any Earnout Amount payable in accordance with the terms of this Agreement.

4.5            Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated by this Agreement, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.6            Accredited Investor. Buyer is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters that are necessary to evaluate the risks and merits of an investment in the Warrants. Buyer is acquiring the Warrants for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell (excluding any pledge), transfer or grant participations to such Person or to any third person, with respect to any of the Warrants. Buyer is able to bear the financial risk of its investment in the Warrants.

4.7            Warrants.

(a)            Buyer understands and acknowledges that: (i) other than pursuant to the Registration Rights Agreement, the resale of any Warrants or Warrant Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Warrant Shares may not be sold or otherwise transferred unless such securities are sold or transferred (a) pursuant to an effective registration statement under the Securities Act or (b) pursuant to Rule 144 promulgated under the Securities Act or another exemption from registration; and (ii) except as may be set forth in the Registration Rights Agreement, neither Blue Apron Holdings nor any other Person is under any obligation to register such Warrants or Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Buyer acknowledges that an appropriate restrictive legend will be placed on the certificate or certificates (including in book-entry format) representing the Warrants and Warrant Shares, as applicable.

(b)            Buyer has been given the opportunity to conduct a due diligence review of Blue apron Holdings and has been afforded access to information about Blue Apron and its financial condition and business sufficient to enable Buyer to evaluate its investment in the Warrants. Other than the applicable representations and warranties set forth in Article 3, Buyer acknowledges and agrees that Blue Apron is not making any other representations or warranties, express or implied, regarding the Warrants.

4.8            Financial Statements and Records. Set forth in Schedule 4.8 is the audited consolidated balance sheet of Buyer, together with the audited statements of income, statements of cash flow and statements of partners’ capital of Buyer, for the fiscal year 2022 (the “Buyer Financial Statements”). The Buyer Financial Statements (i) have been prepared from the books and records of Buyer in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations of the Buyer’s business as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Buyer Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes.

4.9            No Other Representations and Warranties. Except for the representations and warranties contained in Article III, Buyer acknowledges that neither Seller nor any other Person on behalf of any such Seller makes any other express or implied representations or warranties with respect to such Seller, the Business, the Facilities or their operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and each Seller hereby disclaims any other such representations or warranties and Buyer acknowledges and agrees that it is not relying and has not relied on any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made on behalf of such Seller any representation or warranty to Buyer or any of its respective Affiliates with respect to (a) any financial projection, forecast, estimate, budget, prospect or other forward-looking information relating to the P&F Business or (b) except for the representations and warranties made by Sellers in Article III, any oral or written information presented to Buyer or its respective Affiliates or Representatives in the course of their due diligence investigation of the P&F Business (including anything contained in the Data Room), the negotiation of this Agreement or the other Acquisition Agreements or in the course of the transactions contemplated hereby.

4.10          Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or the Acquisition Agreements or otherwise impede prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Article 5
COVENANTS

5.1            Consents and Permits.

(a)            This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the consent of any Person would constitute a breach thereof or would impair the rights of Sellers or Buyer thereunder if such consent is not obtained. If any consent set forth on Schedule 5.1(a) has not been obtained prior to or at the Closing, and Buyer, in its sole discretion waives the condition that such consent be obtained by such time, then Sellers will use commercially reasonable efforts to obtain such consent after the Closing. Until such consent is obtained, or the Contract or Permit to which such consent relates is novated or terminated, to the extent permissible under such Contract or Permit, Buyer will be entitled to receive Sellers’ benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the obligations of Sellers, as applicable, under such Contract or Permit, in each case as if such Contract or Permit had been transferred at the Closing (including by the parties executing subleasing or subcontracting arrangements if permitted). Upon receipt of such consent, Sellers and Buyer shall execute and deliver such instruments as Sellers may reasonably request to effect the assignment or transfer of such contract as promptly as practicable.

(b)            Sellers agree that with respect to any of the Permits that are assignable to Buyer as part of the Purchased Assets but have not yet been effectively transferred to Buyer by the Closing, Sellers shall take all such actions as Buyer may reasonably request and as are permitted by applicable Law to enable Buyer to conduct the part of the businesses theretofore conducted by Sellers that requires such Permits until Buyer obtains replacement Permits (or for the period of time that Buyer is actively seeking to obtain such Permits).

5.2            Material Contracts. Schedule 5.2 contains a list of contracts relating exclusively to the P&F Business and the operation of the Facilities (the “P&F Contracts”), which were not originally Transferred Contracts on the Closing Date. All P&F Contracts shall automatically, without further action on the part of Buyer or Sellers, be deemed included in the Purchased Assets as a Transferred Contract on August 9, 2023 (and shall be deemed for all purposes as Transferred Contracts effective as of the Closing Date); provided that Buyer may elect to exclude from transfer any listed P&F Contract if it reasonably determines (subject to Sellers’ consent, not to be unreasonably withheld, conditioned or delayed) that such contract is not exclusively related to the P&F Business (as such P&F Business was conducted as of the Closing Date). Sellers shall execute and deliver, or cause their Affiliates to execute and deliver, to Buyer and its applicable Affiliates such instruments of conveyance and transfer as Buyer or its applicable Affiliates may reasonably request or as may be otherwise necessary to effectively assign to Buyer (or its applicable Affiliates) the P&F Contracts. Subject to Section 5.1(a) and any applicable required third-party consents, such assignment with respect to the P&F Contracts shall be effectuated by an assignment to and assumption by Buyer of the related rights and obligations under such P&F Contract. The Parties shall use their respective reasonable best efforts to obtain any assignments to, and assumptions by, Buyer in accordance with this Section 5.2. Until such assignment, to the extent permissible under such P&F Contract, Buyer will be entitled to receive Sellers’ benefits under such P&F Contract and, to the extent it receives such benefits, will perform all of the obligations of Sellers, as applicable, under such P&F Contract, in each case as if such P&F Contract or Permit had been transferred at the Closing (including by the parties executing subleasing or subcontracting arrangements if permitted). Notwithstanding anything set forth in this Section 5.2, if prior to July 9, 2023 Sellers identify a Contract which should have been listed as a Material Contract on Section 3.11(a) of the Disclosure Schedules (or should have been listed under any subsection or clause thereof), then (i) Sellers shall notify Buyer of such Contract, (ii) Sellers may in their sole discretion elect to remove such Contract as a P&F Contract such that it will not be transferred on August 9, 2023 under this Section 5.2, and (iii) if Sellers do not so elect to remove such Contract, then Buyer and Sellers shall work together in good faith to effect a commercially reasonable and mutually acceptable arrangement with respect to such identified Contract.

5.3            Retained Licensed Intellectual Property. At Closing, Sellers shall enter into that certain Retail License Agreement that grants to Buyer a license to use the Retained Licensed Intellectual Property during the term of, and subject to the terms of, such Retail License Agreement. Sellers are not conveying ownership rights to any of the Retained Licensed Intellectual Property or any other Intellectual Property Rights except as expressly set forth herein or in the Retail License Agreement or the Technology License Agreement.

5.4            Confidentiality.

(a)            Each of the Parties shall hold, and shall direct its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated by the Acquisition Agreements pursuant to the Confidentiality Agreement, which shall continue in full force and effect.

(b)            During the period beginning on the Closing Date and ending on the [**] of the Closing Date, except in connection with the good faith performance of duties pursuant to the Acquisition Agreements, each Seller shall, and shall cause its Affiliates to, keep confidential and not disclose or use for the benefit of any Seller or others all information relating to the Purchased Assets and the P&F Business, except to the extent such information is required to be disclosed by applicable Law or stock exchange rules or requirements, in which case such Seller shall (i) provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 5.4(b), (ii) cooperate with Buyer, at Buyer’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information that such Seller is advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Buyer with the text of the proposed disclosure and consider in good faith Buyer’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its reasonable best efforts to preserve the confidentiality of all information so disclosed; provided, however, that the foregoing shall not apply to any requisite disclosures of Blue Apron Holdings pursuant to applicable securities Laws or stock exchange rules or requirements; provided, further, that with respect to any item in the Data Room that is not a Purchased Asset or an Assumed Liability, the obligations in this Section 5.4 shall be indefinite.

(c)            No Party shall, and each Party shall cause its respective Representatives not to, issue any press release or otherwise make any public statements or disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated hereby, except (a) with the prior written consent of each of Buyer and Sellers, (b) to the extent required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded, or (c) for announcements or disclosures by Buyer and its Affiliates to any such Person’s investors, potential investors, lenders and annual meeting invitees if such information is of a nature customarily conveyed to investors, potential investors, lenders and annual meeting invitees; provided, that in the case of any disclosure pursuant to the foregoing clause (c), the Party issuing such press release or making such public statement, announcement or disclosure shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or statement in advance of its issuance and will consider in good faith the advice of such other Party or Parties with respect thereto.

5.5            Employee Matters.

(a)            Buyer shall offer to hire and shall employ, effective as of the date immediately following the Closing Date (or, solely for those Relevant Team Employees explicitly designated in Schedule 3.15(a), as of such later date mutually agreed upon by Seller and Buyer that shall occur no later than September 30, 2023), each Relevant Team Employee (which for the avoidance of doubt, includes any such Relevant Team Employee who is absent due to vacation, sick leave, family leave, short-term disability, long-term disability or other approved leave of absence, including workers’ compensation leave) in a position providing that Relevant Team Employee with (i) substantially the same duties and responsibilities as in effect as of the Closing Date, (ii) a base salary or rate of pay, and, if applicable, discretionary target annual cash incentive compensation opportunity and discretionary target long-term incentive compensation opportunity (or the value thereof) each no less favorable than those in effect for such Relevant Team Employee as of the Closing Date, provided that in no instance shall any incentive compensation opportunity be converted into a non-discretionary benefit, and (iii) employee benefits (including retirement, health and welfare and other material fringe benefits) that are substantially similar in the aggregate to those in effect for such Relevant Team Employee as of the Closing Date (excluding any equity-based arrangements, post-retirement or other post-termination welfare benefits, and defined benefit pension plans). Buyer will also recognize each Relevant Team Employee’s seniority date with the Seller for all employee benefit plan purposes.

(b)            Should the employment loss or layoff of any Relevant Team Employees on the Closing Date trigger any obligations or Liabilities, including for the provision of notice or payment in lieu of notice, or any severance pay obligations under applicable Law or contract, or any penalties under the federal WARN Act or any other Laws, the Seller will assume such obligations and Liabilities, unless a breach by Buyer of its obligation to offer continued employment to and to employ the Relevant Team Employees as provided under Section 5.5(a) (and not a rejection of that offer by any Relevant Team Employee) is the direct cause of any such obligations or Liabilities, in which event Buyer will assume all such obligations and Liabilities. Buyer shall assume all obligations and Liabilities that arise from or relate to any employment loss or layoff of any Relevant Team Employees following the Closing Date, including for the provision of notice or payment in lieu of notice, or any severance pay obligations under applicable Law or contract, or any penalties under the federal WARN Act or any other Laws.

(c)            Effective as of the Closing, Buyer shall assume, and be substituted for Sellers as the sponsoring employer of, the Business Benefit Plans listed on Schedule 5.5(c) (collectively, the “Assumed Employee Plans”). Buyer shall not assume any Employee Plan that has not been identified on Schedule 5.5(c) as an Assumed Employee Plan (collectively, the “Retained Employee Plans”).

(d)            Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, manager, independent contractor or consultant of Sellers, including hourly pay, commission, bonus, salary, fringe benefits, profit sharing benefits or severance pay for any period on or prior to the Closing Date; provided that Buyer shall assume the accrued, unpaid paid time off, sick and vacation time (including any personal days awarded to any Relevant Team Employee for exemplary attendance (and shall receive a credit at Closing from Sellers equal to all costs for such benefits) (the “PTO Credit”)) and accrued, unpaid non-discretionary bonuses for the Relevant Team Employees (to the extent actually paid by Buyer) and shall be responsible for all Liabilities related thereto, including, without limitation, any amounts due (including penalties) related to failure to pay any such assumed amounts to the Relevant Team Employees on the Closing Date.

(e)            Effective as of the Closing, Buyer (i) shall assume all obligations, Liabilities, and undertakings arising from attestations made in the Labor Condition Applications (the “LCAs”) filed by Blue Apron, LLC prior to the Closing Date with respect to the Relevant Team Employees explicitly designated in Schedule 3.15(a), (ii) agrees to abide by the United States Department of Labor’s H-1B regulations applicable to the LCAs, and (iii) agrees to maintain a copy of a statement regarding the foregoing undertaking in each related Blue Apron, LLC public inspection file and to make the documents in those files available to any member of the public or the United States Department of Labor upon request.

(f)             Nothing in this Section 5.5, express or implied, is intended to confer on any Person (including any Relevant Team Employees and any current or former employees of Sellers or their respective Affiliates, as applicable), other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities (including any third-party beneficiary rights) under or by reason of this Section 5.5. Accordingly, notwithstanding anything to the contrary in this Section 5.5, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between Buyer, Sellers, or any of their respective Affiliates, on the one hand, and any employee of any Seller on the other hand, and no employee of Sellers may rely on this Agreement as the basis for any breach of contract claim against Buyer, Sellers or any of their respective Affiliates. Nothing in this Section 5.5 shall constitute an amendment to or modification of any employee benefit plan or other compensation or benefit plan, program, policy, agreement or arrangement.

5.6            Tax Matters.

(a)            Any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, mortgage, recordation or similar Taxes and all conveyance fees, and other similar fees and charges (including all interest and penalties and additions imposed with respect to such amounts) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne one-half by Buyer and one-half by Sellers. The Party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Parties shall reasonably cooperate in duly and properly preparing any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. The Parties agree to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(b)            Except as set forth in this Section 5.6(b), Sellers shall, at Sellers’ expense, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of Sellers related to the Purchased Assets or the P&F Business for all Pre-Closing Tax Periods regardless of when they are to be filed. Notwithstanding the foregoing, Buyer shall prepare and file, or cause to be prepared and filed, all property Tax Returns related to the Purchased Assets or the P&F Business required to be filed after the Closing Date. With respect to Straddle Period property Tax Returns, Buyer shall deliver such completed, but unfiled, Straddle Period Tax Returns to Sellers for their review and comment at least [**] prior to the due date of such Straddle Period Tax Returns, as extended. Buyer and Sellers agree to consult with each other and to resolve in good faith any timely-raised issue arising as a result of the review of such Straddle Period Tax Returns to permit the filing of such Straddle Period Tax Returns as promptly as possible. Sellers shall pay, or cause to be paid, to Buyer within [**] after the date on which each such Straddle Period Tax Return is filed an amount equal to the portion of the Taxes attributable to the portion of such Tax period ending on the Closing Date as determined pursuant to Section 5.6(c).

(c)            For purposes of this Agreement, in the case of any Taxes that are imposed for a Straddle Period, the portion of such Taxes attributable to the portion of such Tax period ending as of the Closing Date (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, will be deemed equal to the amount which would be payable as computed on a closing of the books basis if the relevant Tax period ended on the Closing Date.

(d)            Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in connection with the preparation and filing of all Tax Returns, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, including maintaining and making available to each other all records necessary in connection with Taxes, and each shall retain and provide the requesting Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination.

5.7            Further Assurances. From and after the Closing Date, (a) at the request of Buyer and without further consideration, Sellers shall reasonably promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer and take such other action as may reasonably be requested by Buyer more effectively to sell, convey, assign and transfer to and vest in Buyer, or to put Buyer in possession of, the Purchased Assets and the Transferred Contracts, as contemplated by this Agreement, and to carry out the purpose of Acquisition Agreements and (b) at the request of Sellers and without further consideration, Buyer shall promptly execute and deliver to Sellers such certificates and other instruments of assumption and take such other action as may reasonably be requested by Sellers more effectively to confirm and carry out the assumption by Buyer of the Transferred Contracts or other Purchased Assets, as contemplated by this Agreement and to carry out the purpose of the Acquisition Agreements.

5.8            Restrictive Covenants.

(a)            During the Restricted Period, no Seller shall, directly or indirectly, whether for its own account or for the account of any other Person, solicit, offer employment to or hire any Relevant Team Employee or individual who is employed in the P&F Business (were it a standalone entity) at the time of the consummation of the transactions contemplated thereby, or was an employee of the P&F Business (were it a standalone entity) in the [**] prior to commencement of the Restricted Period, at any time prior to the end of the Restricted Period; provided, however, that no Seller or any of their Affiliates shall be prohibited from initiating searches for employees or consultants through the use of general advertisement through any media or through the engagement of firms to conduct searches that are not targeted or focused on the employees or consultants of the P&F Business, Buyer and/or its Affiliates and, as a result of any such search, Sellers or any Affiliate of Sellers may offer employment to or hire any Relevant Team Employee or other individual that would otherwise be restricted hereby.

(b)            During the Restricted Period, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, solicit or take any action that is intended to induce any supplier, subcontractor, licensee, distributor, or business relation of the P&F Business, or any Person who was a supplier, subcontractor, licensee, distributor, or business relation of the P&F Business at any time during the [**] preceding such solicitation or action, to cease doing business with the P&F Business, or take any action that is intended in any way to negatively interfere with the relationship between the P&F Business and any such supplier, subcontractor, licensee, distributor, or business relation of the P&F Business; provided, that, this Section 5.7(b) shall not apply to the Seller’s operation of test kitchen operations or activities as currently contemplated.

(c)            During the Restricted Period, Sellers and Buyer each shall not, and each Seller and Buyer shall cause each of their respective Affiliates not to, directly or indirectly, make any public statement disparaging the P&F Business, Buyer, Sellers, the remaining business of Sellers, or any of their respective Affiliates or any of Buyer’s or Sellers’ or their respective Affiliates’ respective shareholders, directors, officers, employees or agents; provided, however, that this provision is not applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any Governmental Authority or required to be provided pursuant to applicable Law, (iii) any statements required to be made under applicable securities Laws or stock exchange rules or requirements or otherwise relating to any dispute under the terms of this Agreement in any matter before a Governmental Authority, or (iv) any truthful information provided pursuant to any legal action under this Agreement or any of the other transaction documents contemplated thereunder asserted in good faith.

(d)            During the Restricted Period, the Buyer shall not, directly or indirectly, whether for its own account or for the account of any other Person, solicit, offer employment to or hire any employee of the Sellers who is not a Relevant Team Employee; provided, however, that neither Buyer nor any of their Affiliates shall be prohibited from initiating searches for employees or consultants through the use of general advertisement through any media or through the engagement of firms to conduct searches that are not targeted or focused on the employees or consultants of the Sellers and/or their Affiliates and, as a result of any such search, Buyer or any Affiliate of Buyer may offer employment to or hire any employee of the Sellers who is not a Relevant Team Employee or other individual that would otherwise be restricted hereby.

(e)            During the Restricted Period, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that is intended to negatively interfere with the relationship between either Seller and any supplier, subcontractor, licensee, distributor, or business relation of the business of the Sellers (other than the P&F Business) (the “Seller Retained Business”).

(f)            The nature and scope of the foregoing provisions of this Section 5.8 have been carefully considered by the Parties. The Parties agree and acknowledge that (i) the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary to protect the goodwill of the P&F Business from and after Closing, and (ii) adequate compensation has been received by each Seller and the Buyer, respectively, for such obligations. Each Seller and Buyer agrees that it will not assert or claim, or raise as a defense, in any judicial proceeding or otherwise, that any of such provisions are unenforceable as a matter of public policy or that any of the duration, scope and geographic areas applicable to such provisions is or was not fair, reasonable or necessary or that adequate compensation was not received by such Seller for such obligations; provided, however, that this sentence in no way limits any other defense that may be available to any Seller or Buyer. The Parties further agree and acknowledge that if for any reason any court determines that any such provisions are or were not fair, reasonable or necessary or that consideration was inadequate, the Parties shall negotiate to modify such provisions to include as much of the duration, scope and geographic area identified in this Section 5.8(g) as will render such restrictions valid and enforceable.

5.9            Warrants.

(a)            Blue Apron Holdings shall cause the Warrant Shares to be authorized for listing on a national exchange at or prior to the expiration of the lock-up period in the Warrant.

(b)            At the Closing, Blue Apron Holdings shall deliver or cause to be delivered to Buyer evidence of the issuance (including in electronic book-entry format) of the number of Warrants issued to Buyer pursuant to Section 2.4 hereof.

5.10          Misdirected Payments and Assets. From and after the Closing Date, if either Party or any of its Affiliates receives payment from any Person in respect of an account receivable or other payment owed to the other Party or any Affiliate of the other Party in accordance with Article 2 of this Agreement, or is in possession of any assets (including, in the case of Sellers or any of their Affiliates, any Purchased Asset or, in the case of Buyer or any of its Affiliates, any Excluded Asset) as to which the other Party or any Affiliate of the other Party is entitled or to which the other Party or any Affiliate of the other Party is entitled to the benefit thereof, such Party shall cause the Person receiving such payment or having possession of such asset to promptly remit such payment to the designated bank account of the owner of such receivable or payment or otherwise cause the transfer, assignment, conveyance, and delivery of such asset to the other Party or its designated Affiliate, in each case without the payment of any additional consideration.

Article 6
CLOSING DELIVERABLES

6.1            Seller Closing Deliverables. At or prior to the Closing, Sellers shall have delivered or caused to be delivered to Buyer the following:

(a)            all consents and approvals, in a form satisfactory to Buyer, set forth on Schedule 5.1(a);

(b)            a certificate from each Seller, dated as of the Closing Date, duly executed by an officer of such Seller, certifying as to (i) the resolutions approved by the board of directors of such Seller authorizing the execution, delivery and performance by such Seller of this Agreement and each other Acquisition Agreement to which it is party and the consummation of the transactions contemplated by this Agreement and each of the other Acquisition Agreements to which it is party and (ii) the names and signatures of the officers of such Seller authorized to execute this Agreement and the other Acquisition Agreements and the other documents to be delivered by such Seller under this Agreement and the other Acquisition Agreements;

(c)            a certificate of good standing of each Seller, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d)            a duly executed IRS Form W-9 with respect to each Seller;

(e)            evidence of the termination, as of the Closing, of all Liens, except Permitted Liens, on the Purchased Assets, each in form and substance reasonably satisfactory to Buyer;

(f)             an executed pay-off letter and UCC-3 termination statements and other Lien terminations or releases, each in form and substance reasonably satisfactory to Buyer, from the Sellers’ lender under its outstanding senior secured notes, evidencing satisfaction in full of all such Indebtedness and the termination or release of all Liens on the Purchased Assets related to such Indebtedness (the “Payoff Letters”);

(g)            certificates of title (or similar documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title is required in order to transfer title;

(h)            a flash drive with a copy of all documents and other materials contained in the Data Room as it existed at 11:59 p.m. Eastern Time on the day that is one (1) Business Day immediately prior to the Closing Date;

(i)             an assignment and assumption agreement, in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), duly executed by the applicable Sellers;

(j)             a bill of sale, in the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed by Sellers;

(k)            the production and fulfillment agreement, in the form attached hereto as Exhibit C (the “Production and Fulfillment Agreement”), duly executed by the applicable Seller;

(l)             the transition services agreement, in the form attached hereto as Exhibit D (the “TSA”), duly executed by Sellers;

(m)           the intellectual property license agreement, in the form attached hereto as Exhibit E (the “Retail License Agreement”), duly executed by the applicable Seller;

(n)            the technology license agreement, in the form attached hereto as Exhibit F (the “Technology License Agreement”), duly executed by the applicable Seller;

(o)            the Warrant Agreement, duly executed by Blue Apron Holdings;

(p)            a registration rights agreement, in the form attached hereto as Exhibit H (the “Registration Rights Agreement”), duly executed by Blue Apron Holdings;

(q)            a sublease agreement for the Linden Facility, in the form attached hereto as Exhibit I (the “Linden Sublease”), duly executed by Blue Apron;

(r)             a sublease agreement for the Richmond Facility, in the form attached hereto as Exhibit J (the “Richmond Sublease”), duly executed by Blue Apron;

(s)            an estoppel certificate duly executed by the Linden Landlord;

(t)             an estoppel certificate duly executed by the Richmond Landlord; and

(u)            such other instruments of sale, transfer, conveyance and assignment as Buyer reasonably request for the purpose of consummating the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

6.2            Buyer Deliverables. At or prior to the Closing, Buyer shall have delivered, or caused to be delivered, to Sellers the following:

(a)            a certificate from Buyer, dated as of the Closing Date, duly executed by an officer of Buyer, certifying as to (i) the resolutions approved by the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each other Acquisition Agreement and the consummation of the transactions contemplated by this Agreement and each of the other Acquisition Agreements and (ii) the names and signatures of the officers of Buyer authorized to execute this Agreement and the other Acquisition Agreements and the other documents to be delivered by Buyer under this Agreement and the other Acquisition Agreements;

(b)            the Closing Payment;

(c)            the Seller Note;

(d)            the Bill of Sale, duly executed by Buyer;

(e)            the Assignment and Assumption Agreement, duly executed by Buyer;

(f)            the TSA, duly executed by Buyer;

(g)            the Production and Fulfillment Agreement, duly executed by Buyer;

(h)            the Retail License Agreement, duly executed by Buyer;

(i)             the Technology License Agreement, duly executed by Buyer;

(j)             the Registration Rights Agreement, duly executed by Buyer;

(k)            the Linden Sublease, duly executed by Buyer; and

(l)             the Richmond Sublease, duly executed by Buyer.

Article 7
INDEMNIFICATION

7.1            Survival.

(a)            Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that (i) the representations and warranties in (i) Section 3.1 (Organization), Section 3.2 (Authority), Section 3.10 (Taxes), Section 3.14 (Environmental Matters), and Section 3.16 (Employee Benefits) (collectively, the “Fundamental Representations”) shall survive until the [**] after the expiration of the applicable statute of limitations (taking into account tolling periods or valid extensions properly obtained) and (ii) the representation set forth in Section 3.12(c) shall survive until the termination of the current term (without extensions) of the Linden Lease. All covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified therein or for the period of time until such covenants or agreements are fully performed in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b)            Notwithstanding the foregoing, all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 7.1(a), and the Indemnifying Party’s obligations pursuant to this Article 7, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made and if, during the applicable survival period referred to in Section 7.1(a), the Indemnified Party becomes aware of facts or circumstances that could reasonably be expected to lead to a Third-Party Claim, the Indemnifying Party’s obligations pursuant to this Article 7 shall not terminate with respect to such potential Third-Party Claim if the Indemnified Party notifies the Indemnifying Party of the general nature of such potential Third-Party Claim in accordance with Section 7.6(b) prior to the end of the applicable survival period, whether or not a Third-Party Claim is actually made or threatened against the Indemnified Party prior to the end of the applicable survival period.

7.2            Indemnification By Sellers. From and after the Closing, subject to the other terms and conditions of this Article 7, Sellers shall, jointly and severally, indemnify and defend Buyer and its Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Buyer Indemnified Party”) against, and shall hold such Buyer Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(c)            the failure of any Seller to comply with any applicable bulk sales, bulk transfer, or similar Laws in any jurisdiction in which the Purchased Assets are located or which may otherwise be applicable to the transactions contemplated by this Agreement;

(d)            any Excluded Asset or any Excluded Liability;

(e)            any Stakeholder Claim; or

(f)             those matters set forth in Schedule 7.2(f).

7.3            Indemnification by Buyer. Subject to the other terms and conditions of this Article 7, Buyer shall indemnify and defend Sellers and their Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, and shall hold such Seller Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)            any Assumed Liability.

7.4            Order of Recovery. Notwithstanding any other provision in this Agreement to the contrary, any Loss or Losses payable to a Buyer Indemnified Party pursuant to an indemnity claim made under Section 7.2(a) may, at the sole discretion of Buyer, be paid or satisfied in the following order: (i) first, by set off against any amount outstanding under the Seller Note (which Seller Note shall be offset first against any outstanding principal and second against any accrued unpaid interest), and (ii) second, by Sellers in cash by wire transfer of immediately available funds.

7.5            Certain Limitations. The party making a claim under this Section 7.5 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 7.5 is referred to as the “Indemnifying Party”. The indemnification provided for in Sections 7.1(b) or 7.3, shall be subject to the following limitations:

(a)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Sections 7.2(a) or 7.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Sections 7.2(a) or 7.3(a) exceeds $[**] (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for Losses starting from the first dollar.

(b)            The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed $[**]; provided, that, such limitation shall not apply in the case of a breach of Section 3.11(a) that arises out of the failure to disclose on Section 3.11(a) of the Disclosure Schedules any P&F Contract that became deemed transferred to the Buyer after the Closing Date on August 9, 2023 pursuant to Section 5.2. Notwithstanding the foregoing, (i) the limitations set forth in this Section 7.5 shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud or by reason of any inaccuracy in or breach of any Fundamental Representations and (ii) the aggregate amount of all Losses for which Sellers shall be liable to Buyer pursuant to Section 7.2 shall not exceed an amount equal to the Purchase Price, unless such Losses are based upon, arise out of or by reason of Fraud.

(c)            Payments by an Indemnifying Party pursuant to Sections 7.2 or 7.3, in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(d)            Payments by an Indemnifying Party pursuant to Sections 7.2 or 7.3, in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party. For the purposes of this Section 7.5(d), a Tax benefit will be considered realized only to the extent that the amount of Taxes that would have been payable in cash by the Indemnified Party in the absence of the deductions of the Losses exceeds the amount of Taxes actually paid in cash by the Indemnified Party consistent with applicable Laws regarding the deductibility of such amount and after taking into account all other items of income, gain, credit, deduction and loss.

(e)            In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages, except to the extent such damages are actually awarded and paid to (i) a third Person in connection with a Third-Party Claim or (ii) a Governmental Authority.

(f)            For the sole purpose of determining the amount of any Losses (and not for determining whether or not any breaches of representations or warranties have occurred) for which any Indemnifying Party is responsible pursuant to this Article 7, each representation or warranty set forth in this Agreement shall be determined without regard to any qualification as to materiality, including “Material Adverse Effect” or other similar materiality qualification contained in such representation or warranty.

7.6            Indemnification Procedures.

(a)            Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.6(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)            Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.6(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within [**] after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)            Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have [**] after its receipt of such notice to respond in writing to such Direct Claim. During such [**] period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such [**] period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.7            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8            Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising or relating to this Agreement or the subject matter hereof, shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.8 shall limit any Person’s right to seek any remedy on account of any Fraud by any party hereto.

Article 8
GENERAL PROVISIONS

8.1            Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement, the other Acquisition Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

8.2            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

8.3            Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.4            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt by e-mail or otherwise (other than an automatic “out of office” reply), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Sellers, to:

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NY 10005

Attention: General Counsel

Telephone:

Email: [**]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attn:	Christopher D. Barnstable-Brown, Esq.
Mark Nylen, Esq.

E-mail:	[**]
[**]

if to Buyer, to:

FreshRealm, Inc.
1330 Calle Avanzado
San Clemente, CA 92673
Attention: Michael Lippold
Telephone: (805) 328-1758
E-mail: [**]

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP
1300 SW 5th Ave, Suite 2400
Attention: Jesse Lyon
Portland, OR 97201
Telephone: (503) 778-5268
E-mail: [**]

8.5            Interpretation.

When a reference is made in this Agreement to a Section, Article or Schedule such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including without limitation” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

8.6            Entire Agreement. The Acquisition Agreements (including any schedules, exhibits, annexes and attachments thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

8.7            Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

8.9            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each Party understands and has considered the implications of this wavier; (c) each Party makes this waiver voluntarily; and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

8.10          Disputes. In the event any Party commences any Action in connection with or relating to this Agreement, or any matters described or contemplated herein, the Parties hereby (i) agree that any Action shall be instituted exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (such courts, including appellate courts therefrom, the “Specified Courts”), (ii) agree that in the event of any such litigation, proceeding or action, the Parties will consent and submit to personal jurisdiction in the applicable Specified Court and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 8.10 shall be deemed to prevent any Party from seeking to remove any action to a United States federal court that is a Specified Court), (iii) agree to waive to the full extent permitted by Law any objection that they may now or hereafter have to the venue of any Action in any such court or that any such Action was brought in an inconvenient forum, (iv) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 8.4 for communications to such Party, (v) agree that any service made as provided herein shall be effective and binding service in every respect and (vi) agree that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law. The Parties agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

8.11         Specific Performance. Each of the Parties acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 8.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

8.12          Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the persons that are expressly identified as parties hereto. Each of the Parties acknowledges and agrees that no Person who is not a named party to this Agreement, any past, present or future Affiliate thereof or any of their respective Affiliates, Representatives, members, managers, partners, or direct or indirect equityholders (including stockholders and optionholders), shall have any liability (whether in contract or in tort, under any applicable Law or in equity, or based upon any theory that seeks to impose liability of a person against its owners or Affiliates) for any obligations or other Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution, and each of the Parties waives and releases all such Liabilities, claims and obligations against any such Person.

8.13          Disclosure Generally. The information contained in this Agreement and in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any other provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of Sellers to which the relevance of such information and disclosure is reasonably apparent from a reading of such disclosures (without reference to extrinsic documentation (including any document incorporated by reference therein)). The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the P&F Business. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or any similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules are intended only to qualify and limit the representations or warranties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.

8.14          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, directly or indirectly, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may, without the consent of any other Party, assign any of its rights under this Agreement to any Affiliate of Buyer; provided, however, that notwithstanding any such assignment, Buyer shall not be released from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.15          Currency. All references to “dollars” or “$” or “US$” in the Acquisition Agreements refer to United States dollars, which is the currency used for all purposes in the Acquisition Agreements.

8.16          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.17          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.18          Electronic or .pdf Signature. This Agreement may be executed and delivered via fax or electronically (including as a PDF or using any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.19          No Presumption Against Drafting Party. Each Party acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first written above.

SELLER:
BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name: Linda Findley
Title: President and Chief Executive Officer

BLUE APRON, LLC

By:	/s/ Linda Findley
Name: Linda Findley
Title: President and Chief Executive Officer

BUYER:
FRESHREALM, INC.

By:	/s/ Michael Lippold
Name: Michael Lippold
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]